Exhibit (2)H

ASSET PURCHASE AGREEMENT between TARGET CORPORATION and CVS PHARMACY, INC. Dated as of June 12, 2015

i

EXHIBITS

Pharmacy Operating Agreement	A

Clinic Operating Agreement	B

Transition Services Agreement	C

Pharmacy Master License Agreement	D-1

Clinic Master License Agreement	D-2

File Transfer Agreement	E

Form of Power of Attorney	F

Master Lease Agreement	G

SCHEDULES

Seller Affiliates	I

Pharmacies and Medical Clinics	II

v

GLOSSARY OF DEFINED TERMS

Definition	Location of Defined Terms

ACA	Section 3.11(b)
Accounts Receivable	Section 12.05(b)
Acquisition	Section 1.01
Affiliate	Section 12.05(b)
Agreement	Preamble
Allocation	Section 10.02(b)
Ancillary Agreements	Section 3.02
Antitrust Laws	Section 5.04(a)
Applicable Law	Section 3.03
Assumed Liabilities	Section 1.04(a)
Blackout Period	Section 2.01 of the Seller Disclosure Schedule
Business	Introduction
business day	Section 12.05(b)
Business Employee	Section 6.01(a)
Business Material Adverse Effect	Section 12.05(b)
Business Space	Section 12.05(b)
Claims	Section 1.02(a)(vii)
Clinic Master License Agreement	Section 1.05(e)
Clinic Operating Agreement	Section 1.05(b)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Date Statement	Section 2.04(a)
Closing Employee Census	Section 6.01(a)
Closing Inventory	Section 12.05(b)
CMS	Section 12.05(b)
COBRA	Section 6.02
Code	Section 3.09(a)
Confidentiality Agreement	Section 5.03(a)
Consent	Section 1.03(a)
Contracts	Section 1.02(a)(vi)
Data	Section 3.17
Data Converter	Section 5.05(a)
DEA	Section 5.04(f)
DOJ	Section 5.04(b)
$	Section 12.05(b)
Employee Census	Section 6.01(a)
Employment Screenings	Section 6.01(c)
Environmental Laws	Section 3.15(a)

Definition	Location of Defined Terms
Equipment	Section 1.02(a)(iv)
ERISA	Section 12.05(b)
ERISA Affiliate	Section 12.05(b)
Event	Section 12.05(b) (in definition of “Business Material Adverse Effect”)
Exchange Act	Section 12.05(b)
Excluded Assets	Section 1.02(b)
Excluded Taxes	Section 3.09(a)
Family	Section 12.05(b)
File Transfer Agreement	Section 1.05(f)
Final Appeal Date	Section 6.01(c)
Final Purchase Price	Section 2.04(c)
Financial Information	Section 3.04(a)
FTC	Section 5.04(b)
Fundamental Representations	Section 11.01(b)(iii)
GAAP	Section 12.05(b)
Governmental Entity	Section 3.03
Hazardous Materials	Section 3.15(a)
Health Care Law	Section 12.05(b)
HIPAA	Section 5.06(c)
HSR Act	Section 3.03
Included Current Assets	Section 12.05(b)
Included Current Liabilities	Section 12.05(b)
Indebtedness	Section 12.05(b)
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
Independent Expert	Section 2.04(b)(ii)
Intellectual Property	Section 12.05(b)
Interim Employee Census	Section 6.01(a)
Inventory	Section 1.02(a)(i)
IRS	Section 9.06
Judgment	Section 3.03
Know-How	Section 1.02(a)(xiii)
knowledge of Seller	Section 12.05(b)
Lease Files	Section 3.06(b)
Leased Real Property	Section 3.06(b)
Leases	Section 3.06(b)
Leave Commencement Date	Section 6.01(a)
Liabilities	Section 12.05(b)
Liens	Section 3.05(a)
LTD Business Employees	Section 6.01(a)

Definition	Location of Defined Terms
Losses	Section 9.01
Master Lease Agreement	Section 1.05(g)
Material Permits	Section 3.08(b)
Medicaid	Section 12.05(b)
Medicare	Section 12.05(b)
Most Recent Unaudited Financial Information	Section 3.04(a)
Multiemployer Plan	Section 12.05(b)
Notice of Objection	Section 2.04(b)(i)
Owned Property	Section 3.06(a)
Outside Date	Section 8.01(a)(iv)
Parent	12.15
Parties and Party	Preamble
PCBs	Section 3.15(a) (in definition of “Hazardous Materials”)
Permits	Section 1.02(a)(v)
Permitted Liens	Section 3.05(a)
person	Section 12.05(b)
Pharmacy and Medical Records	Section 5.05(a)
Pharmacy Master License Agreement	Section 1.05(d)
Pharmacy Operating Agreement	Section 1.05(a)
Post-Closing Tax Period	Section 3.09(a)
Power of Attorney	Section 2.02(a)(xii)
Pre-Closing Tax Period	Section 3.09(a)
Prescription Files	Section 1.02(a)(ii)(B)
Proceeding	Section 12.05(b)
Programs	Section 3.18
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnitees	Section 9.01
Purchaser Welfare Plans	Section 6.05(a)
Purchaser’s 401(k) Plan	Section 6.04(a)
Real Property	Section 3.06(b)
Receivables	Section 1.02(b)(vii)
Related Person	Section 12.05(b)
Restraint	Section 7.01(b)
Retained Liabilities	Section 1.04(b)
Reverse Termination Fee	Section 8.02(d)
Seller	Preamble
Seller Affiliates	Introduction
Seller Agents	Section 5.03(b)

Definition	Location of Defined Terms
Seller Benefit Plan	Section 12.05(b)
Seller Disclosure Schedule	Article III
Seller Indemnitees	Section 9.02
Seller’s 401(k) Plan	Section 6.04(a)
Seller’s Allocable Portion	Section 10.03(a)
Social Security Act	Section 12.05(b) (in definition of “Medicaid”)
subsidiary	Section 12.05(b)
Target Closing Inventory	Section 2.04(c)(i)
Tax	Section 3.09(a)
Tax Return	Section 3.09(a)
Taxes	Section 3.09(a)
Taxing Authority	Section 3.09(a)
Third Party Claim	Section 9.03(a)
Transfer Taxes	Section 3.09(a)
Transfer Time	Section 6.01(c)
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(vi)
Transferred Employee	Section 6.01(c)
Transferred Equipment	Section 1.02(a)(iv)
Transferred Intellectual Property	Section 1.02(a)(xii)
Transferred Inventory	Section 1.02(a)(i)
Transferred Know-How	Section 1.02(a)(xiii)
Transferred Permits	Section 1.02(a)(v)
Transition Services Agreement	Section 1.05(c)
WARN Act	Section 6.09
Will-Call Inventory	Section 1.04(c)

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of June 12, 2015 (this “Agreement”), is between TARGET CORPORATION, a Minnesota corporation (“Seller”), and CVS PHARMACY, INC., a Rhode Island corporation (“Purchaser”). Each of Seller and Purchaser are referred to herein as a “Party” and collectively as the “Parties.”
INTRODUCTION
Seller, directly or indirectly through certain affiliated entities identified on Schedule I (collectively, the “Seller Affiliates”), owns, manages, operates, or provides management services to the retail pharmacies and medical clinics in the United States listed on Schedule II as modified or updated by Seller prior to the Closing (the “Business”). Seller and the Seller Affiliates wish to sell and assign, or cause to be sold or assigned, to Purchaser, and Purchaser wishes to purchase from Seller and the Seller Affiliates, the Transferred Assets, upon the terms and subject to the conditions of this Agreement. In addition, Purchaser has agreed to assume from Seller and the Seller Affiliates the Assumed Liabilities and Seller and the Seller Affiliates have agreed to retain the Excluded Assets and the Retained Liabilities, in each case, upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

Purchase and Sale of Transferred Assets

SECTION 1.01.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the Seller Affiliates to, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Seller Affiliates, free and clear of any Liens, all of Seller’s and the Seller Affiliates’ right, title and interest in, to and under the Transferred Assets as of the Closing and Seller and Purchaser shall enter into the Ancillary Agreements in accordance with the terms of this Agreement for an aggregate purchase price of $1,887,000,000 (the “Purchase Price”), payable as set forth in Section 2.02(b)(i) and subject to adjustment as set forth in Sections 2.04 and 2.06. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume only the Assumed Liabilities. Notwithstanding anything herein to the contrary, Seller shall, or shall cause any Seller Affiliate to retain the Retained Liabilities. The purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and Seller’s and the Seller Affiliates’ retention of the Excluded Assets and the Retained Liabilities are collectively referred to in this Agreement as the “Acquisition.”
SECTION 1.02.    Transferred Assets and Excluded Assets.
(a)    The term “Transferred Assets” means all of Seller’s and the Seller Affiliates’ right, title and interest in, to and under all of the assets, properties and rights of Seller and the Seller Affiliates, to the extent that such assets, properties and rights exclusively relate to, are used exclusively in or held exclusively for the Business as they exist at the time of the Closing, including the following, which shall not in any event include any of the Excluded Assets:
(i)    All (x) clinic inventory (e.g., vaccines) and pharmaceutical inventory, including prescription drug products, including full and partial containers, controlled substances, insulin, syringes, needles, test strips, and brand name and private label pseudoephedrine (PSE) products that are federally listed chemicals, that are required to be kept behind the pharmacy counter, owned by Seller or the Seller Affiliates as of the Closing (“Inventory”) and that are used or held for use primarily in the operation or conduct of the Business, but (y) excluding any expired Inventory of the Business as of the Closing Date consistent with the terms set forth in Section 2.03 of the Seller Disclosure Schedule (collectively, the “Transferred Inventory”);
(ii)    (A) all current prescriptions, including all open prescriptions that have not yet been filled or have remaining refills and those for which the patients previously elected to receive automatic refills, of the Business, in each case, only if the same can be transferred or assigned to Purchaser in accordance with Applicable Law and (B) in each case, to the extent required by Applicable Law, all prescription files, records and data utilized or generated by Seller and the Seller Affiliates in the course of operating the Business, including all hard copy prescriptions, signature logs, customer lists, and all electronic data of the same maintained in any format by Seller or any Seller Affiliate (the “Prescription Files”);
(iii)    all medical supplies (including bottles), clinic supplies, and medical devices owned by Seller or the Seller Affiliates as of the Closing that are used or held for use exclusively in the operation or conduct of the Business;
(iv)    all other tangible personal property and interests therein, including all machinery, equipment, furniture (which will be deemed to include shelving and similar fixtures for purposes of this Agreement), furnishings, safes with combinations and keys, and office equipment, together with all parts, tools, spare parts and repair parts (“Equipment”), owned by Seller or any of the Seller Affiliates as of the Closing that are used exclusively in the Business (collectively, the “Transferred Equipment”);
(v)    all permits, licenses, registrations, approvals, exemptions, orders, consents, franchises or the like or other authorizations from any Governmental Entity (“Permits”) issued to Seller or any of the Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business, including all Permits set forth in Section 1.02(a)(v) of the Seller Disclosure Schedule, in each case, solely to the extent such Permits are transferable to Purchaser in accordance with Applicable Law (the “Transferred Permits”), and copies of all filings with any Governmental Entity relating thereto that are in the possession of Seller or any of the Seller Affiliates;
(vi)    any written or oral contracts, licenses, instruments, indentures, notes, undertakings, agreements, commitments, statements of work and other agreements, commitments or legally binding arrangements (“Contracts”) of Seller or any of the Seller

Affiliates primarily related to the Business (other than any Contract with a Related Person) that Seller and Purchaser mutually agree in writing to be assigned to Purchaser hereunder (the “Transferred Contracts”);
(vii)    all rights, claims, credits, judgments, rights of recovery, rights of set-off, demands, actions, suits and causes of action of any kind, whether class, individual or otherwise in nature, in law or in equity (collectively, “Claims”) exclusively related to or arising out of any Transferred Asset or Assumed Liability after Closing;
(viii)    all patient billing records, medical records, pharmacy or clinic manuals, patient files, patient complaint records, and Pharmacy and Medical Records for the two-year period prior to the Closing Date, in each case that (A) are owned by Seller or any of the Seller Affiliates, (B) are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Business, (C) can be transferred or assigned to Purchaser in accordance with Applicable Law, and (D) are reasonably separable from documents or databases that are not used or held for use exclusively in, or that do not arise exclusively out of, the operation or conduct of the Business;
(ix)    (A) copies of Seller’s and the Seller Affiliates’ employee handbooks; records related to the Transferred Inventory; machinery and equipment maintenance files; PDX system records (including data and files); ATHENA system records (including data and files); correspondence with any Governmental Entities that is in the possession of Seller or any of the Seller Affiliates (other than correspondence related to (1) protected settlement discussions and (2) immaterial administrative issues); executed copies of the Transferred Contracts; databases; and customer and supplier lists; in each case to the extent exclusively related to the Business, whether in hard copy or computer format, and (B) copies of the records necessary for Purchaser to fulfill its obligation under Section 6.11;
(x)    all guarantees and warranties of third parties in favor of Seller or any Seller Affiliate to the extent relating exclusively to the other Transferred Assets;
(xi)    all rights to use the telephone and facsimile numbers used exclusively in the conduct or operation of the Business;
(xii)    all (A) trademarks, trademark registrations, trademark applications, service marks, and trade names set forth in Section 1.02(a)(xii)(A) of the Seller Disclosure Schedule and the goodwill associated exclusively therewith (for the avoidance of doubt, Purchaser is not acquiring, and nothing herein grants Purchaser any right in any way to, the names and marks “TARGET,” “Expect More, Pay Less,” or the Bullseye Logo/Design or the names and marks of any of the Seller Affiliates (in style or design) or any name or mark derived from or including any of the foregoing and the goodwill associated therewith); (B) patents and patent applications set forth in Section 1.02(a)(xii)(B) of the Seller Disclosure Schedule; (C) domain names set forth in Section 1.02(a)(xii)(C) of the Seller Disclosure Schedule; and (D) copyrights, copyright registrations, copyright applications, and all rights to any of the foregoing owned by Seller or any Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business (for the avoidance of doubt, Purchaser is not acquiring, and nothing herein grants Purchaser any right in any way to, the names and marks “TARGET,” “Expect More, Pay Less,” or the Bullseye Logo/Design or the names and marks of any of the Seller Affiliates (in style or design) or any name or mark derived from or including any of the foregoing and the goodwill associated therewith) (the items set forth in the foregoing clauses (A), (B), (C), and (D), the “Transferred Intellectual Property”);
(xiii)    all trade secrets, proprietary inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, and marketing know-how (collectively, “Know-How”) owned by Seller or any of the Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business (the “Transferred Know-How”); and
(xiv)    the goodwill and going concern value associated with the operation of the Business and the Transferred Assets.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets expressly exclude the following assets (collectively, the “Excluded Assets”), which Purchaser will not purchase or acquire and neither Seller nor any Seller Affiliate will sell, transfer, assign or deliver to Purchaser:
(i)    any of Seller’s or Sellers’ Affiliates’ other retail operations (including retail operations located at the same locations as the Business), distribution centers, administrative offices and facilities (other than the pharmacies and medical clinics that comprise the Business), and all assets or properties located thereon or used in connection therewith, and rights appurtenant thereto, including, all real property (whether owned or leased), fixtures, leasehold improvements, Equipment, Inventory, records, supplies, manufacturer warranties, accounts receivable, Permits, credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, goodwill and other assets not used exclusively in the Business and not transferred to and acquired by Purchaser under this Agreement;
(ii)    (A) over-the-counter merchandise or Inventory (other than pseudoephedrine products, insulin, syringes, and needles), including over-the-counter merchandise or Inventory located behind the pharmacy counter and durable medical equipment, (B) private label merchandise or Inventory (other than private label PSE products that are federally listed chemicals), (C) any merchandise or Inventory that cannot be transferred to Purchaser under Applicable Law, and (D) any expired Inventory as of the Closing Date consistent with the terms in Section 2.03 of the Seller Disclosure Schedule;
(iii)    all assets identified in Section 1.02(b)(iii) of the Seller Disclosure Schedule;
(iv)    all computer equipment and systems, order-entry devices, point-of-sale systems, surveillance systems, and alarm systems;
(v)    intercompany account assets of Seller and its Affiliates;
(vi)    all cash, cash equivalents or securities of Seller or any of the Seller Affiliates (including any drawer cash);

(vii)    all accounts and notes receivable and similar rights to receive payments (including in respect of rebates or volume discounts or from third party payors or government reimbursements) of Seller or any of the Seller Affiliates, including those arising out of the operation or conduct of the Business prior to the Closing (the “Receivables”);
(viii)    all Claims, to the extent arising out of, relating to or in respect of any other Excluded Asset, any Retained Liability or the operation of the Business prior to Closing, including (A) any such items arising under insurance policies, and (B) all guarantees, warranties, indemnities and similar rights in favor of Seller or any of the Seller Affiliates in respect of any Excluded Asset, any Retained Liability or the operation of the Business prior to Closing;
(ix)    any shares of capital stock or other equity interests of any Affiliate of Seller or any of the Seller Affiliates;
(x)    any employee benefit plan and any asset relating to any employee benefit plan in which any employees of Seller or any of the Seller Affiliates participate;
(xi)    any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Excluded Taxes;
(xii)    any records (including accounting records) related to Excluded Taxes and all financial and Tax records relating to the Business that form part of Seller’s, any Seller Affiliates’ or any of their respective Affiliates’ general ledger;
(xiii)    all records prepared in connection with the sale of the Business (or any portion thereof), including bids received from third persons and analyses relating to the Business (or any portion thereof);
(xiv)    all rights of Seller or any of the Seller Affiliates under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;
(xv)    other than the Transferred Intellectual Property, all Intellectual Property of Seller and the Seller Affiliates, including the names and marks “TARGET,” “Expect More, Pay Less,” and the Bullseye Logo/Design and the names and marks of any of the Seller Affiliates (in style or design) and any name or mark derived from or including any of the foregoing and the goodwill associated therewith, patents, copyrights, and identifying logos, internet domain names, websites, and trade dress;
(xvi)    other than the Transferred Know-How, all Know-How of Seller and the Seller Affiliates;
(xvii)    any (A) registration information and customer data and other information derived from customer loyalty cards, promotions, co-branded credit card programs and the like, (B) customer lists (including email addresses) related to Seller’s or any Seller Affiliate’s internet business operations, (C) guest data related to the non-Business operations of Seller or any Seller Affiliate, and (D) equipment related to the target.com business operations;

(xviii)    to the extent permitted by Applicable Law, a copy of all Prescription Files and Pharmacy and Medical Records;
(xix)    other than shelving and similar fixtures deemed to be furniture pursuant to Section 1.02(a)(iv), all Real Property and any other real property owned, leased, subleased, or otherwise occupied by Seller or any Seller Affiliate, together with all buildings, fixtures, structures, and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto; and
(xx)    all division or corporate-level services of the type currently provided to the Business by Seller, any of the Seller Affiliates or any of their respective Affiliates.
SECTION 1.03.    Consents to Certain Assignments
(a)    Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of this Section 1.03 and Section 5.04, to the extent the transfer, sale, conveyance, delivery or assignment, or the attempted transfer, sale, conveyance, delivery or assignment, to Purchaser of any Transferred Asset would result in violation of Applicable Law or would require the consent, approval, authorization or waiver (“Consent”) of a person who is not a Party or an Affiliate of a Party (including Governmental Entities), and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a transfer, sale, conveyance, delivery or assignment, or an attempted transfer, sale, conveyance, delivery or assignment, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII and subject to Section 2.06, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Purchaser and Seller shall, and Seller shall cause each of the Seller Affiliates to, use their reasonable best efforts and cooperate with each other, to obtain any such required Consent as promptly as practicable after the Closing. Once such Consent is obtained, Seller shall, and shall cause the Seller Affiliates, as applicable, to transfer, sell, convey, deliver or assign to Purchaser the relevant Transferred Asset to which such Consent relates for no additional consideration. Purchaser agrees that neither Seller nor any of the Seller Affiliates will have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such Consent or because of any circumstances resulting therefrom unless failure to obtain that Consent is otherwise a breach of a representation, warranty, or covenant of Seller under this Agreement.
(b)    To the extent that any Transferred Asset cannot be transferred to Purchaser at the Closing pursuant to this Section 1.03, Purchaser and Seller shall enter into mutually agreeable, reasonable arrangements to provide to the Parties the economic benefit and, to the extent permitted under Applicable Law, operational equivalent of the transfer of such Transferred Asset, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser at the Closing. Purchaser shall, as agent or subcontractor for Seller or any Seller Affiliate, pay, perform and discharge fully the Liabilities of Seller or the applicable Seller Affiliate thereunder from and after the Closing Date. To the extent permitted under Applicable Law, Seller shall, and shall cause the applicable Seller Affiliate to, at Purchaser’s expense, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Transferred Asset and all income, proceeds and other monies received by Seller or any Seller Affiliates to the extent related to such Transferred Asset in connection with the arrangements under this Section 1.03.

Notwithstanding anything herein to the contrary, the provisions of this Section 1.03 shall not apply to any Consent required under any Antitrust Laws, which Consent shall be governed by Section 5.04.
SECTION 1.04.    Assumption of Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, Purchaser will not assume, and will not pay, perform or discharge when due, any Liabilities of Seller, the Seller Affiliates, the Transferred Assets, the Business or otherwise, other than the following Liabilities (collectively, the “Assumed Liabilities”), which Assumed Liabilities Purchaser shall pay, perform, and discharge when due:
(i)    all Liabilities of Seller or any of the Seller Affiliates under the Transferred Contracts and the Transferred Permits or otherwise arising out of, relating to, or in respect of any Transferred Asset but only to the extent such Liabilities (A) do not arise from any failure to perform, improper performance, warranty or other breach, default or violation by Seller or any Seller Affiliate, (B) do not arise from any Contract with a Related Person and (C) arise out of, relate to or are in respect of actions, omissions or events first occurring from and after the Closing;
(ii)    all Liabilities arising out of, relating to or in respect of any and all products sold by the Business (including Liabilities for refunds, adjustments, allowances, recalls, exchanges and returns and warranty, product liability, merchantability and similar Claims or Proceedings relating to any such Liabilities) but only to the extent such Liabilities (A) do not arise from any failure to perform, improper performance, warranty or other breach, default or violation by Seller or any of Seller Affiliate and (B) arise out of, relate to or are in respect of actions, omissions or events first occurring from and after the Closing;
(iii)    all Liabilities (including any third-party legal fees, defense costs and similar expenses) in respect of Claims and Proceedings, whether or not presently asserted, to the extent arising out of, relating to or in respect of the Transferred Assets or the operation or conduct of the Business but only to the extent such Liabilities (A) do not arise from any failure to perform, improper performance, warranty or other breach, default or violation by Seller or any Seller Affiliate and (B) arise out of, relate to or are in respect of actions, omissions or events occurring from and after the Closing;
(iv)    all Taxes (including Transfer Taxes), other than Excluded Taxes, arising out of, relating to or in respect of the Transferred Assets or the operation or conduct of the Business;
(v)    all Liabilities expressly assumed by Purchaser under Section 6.08;
(vi)    all Liabilities arising out of or related to the use, disclosure, access, maintenance, transmission, or handling of the Pharmacy and Medical Records by the Data Converter, Purchaser, or any of their subcontractors or agents, whether before or after the Closing, including (1) all Liabilities arising under HIPAA, state data breach notification laws, state social security number protection laws, and all federal and state consumer protection laws, and (2) all other Applicable Laws concerning the privacy or security of personal information; and
(vii)    all Liabilities, other than the Excluded Liabilities, resulting from or arising out of (x) Purchaser’s ownership or operation of the Business and the Transferred Assets, or (y) the conduct of, the use, non-use or ownership (whether by leasehold or fee) of the Transferred Assets, in each case to the extent such other Liabilities arise during, accrue during, or are attributable to actions, omissions or events first occurring from and after the Closing.
The Assumed Liabilities described above do not limit the respective Liabilities of the Parties under any of the Ancillary Agreements.
(b)    Notwithstanding any other provision of this Agreement, other than the Assumed Liabilities, all Liabilities of Seller or any Seller Affiliates, whether presently in existence or arising hereafter (collectively, the “Retained Liabilities”) shall be retained by Seller and Seller Affiliates and Purchaser shall not assume or be responsible to pay, perform or discharge any Retained Liability. For purposes of clarity, a Liability will be deemed to arise out of or relate to the period prior to Closing if the action, omission or event giving rise to such Liability (e.g., filling a prescription bottle with the wrong drug products or with expired drug products) occurred prior to Closing, even if the improper action, omission or event is not discovered until after Closing (e.g., when the patient picks up the improperly-filled prescription). Without limiting the foregoing, the Retained Liabilities shall include the following:
(i)    all accounts payable and Liabilities of Seller or any of the Seller Affiliates;
(ii)    all Excluded Taxes;
(iii)    with respect to any Transferred Contract, any Liability (A) arising directly or indirectly from events occurring during the period prior to the Closing; or (B) arising in respect of any collective bargaining agreement to which Seller or any Seller Affiliate is a party;
(iv)    all Liabilities retained by Seller and the Seller Affiliates under Section 6.08;
(v)    all Liabilities of Seller or any Seller Affiliate arising out of, relating to, or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(vi)    all Liabilities for any damages or injuries to persons or property or for any tort or strict liability arising from events, actions or inactions relating to the Business, in each case, prior to the Closing;
(vii)    all Liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred

Assets to the extent relating to the operation of the Business or the Transferred Assets at or prior to the Closing;
(viii)    all Indebtedness of Seller or any Seller Affiliates;
(ix)    all Liabilities with respect to all Real Property and any other real property owned, leased, subleased, or otherwise occupied by Seller or any Seller Affiliate, together with all buildings, fixtures, structures, and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto; and
(x)    all Liabilities, other than the Assumed Liabilities, resulting from or arising out of (x) Seller’s or any Seller Affiliates’ ownership or operation of the Business and the Transferred Assets, or (y) the conduct of, the use, non-use or ownership (whether by leasehold or fee) of the Transferred Assets, in each case to the extent such other Liabilities arise during, accrue during, or are attributable to the period prior to Closing.
The Excluded Liabilities described above do not limit the respective Liabilities of the Parties under any of the Ancillary Agreements.
(c)    From and after the Closing, Seller retains the right and authority to collect for its own account all Receivables and other related items that are included in the Excluded Assets and to endorse any checks or drafts received with respect to any Receivables or other related items that are included in the Excluded Assets. Purchaser will deliver to Seller any cash or other property received directly or indirectly by Purchaser or its Affiliates with respect to (i) the Receivables and other related items that are included in the Excluded Assets and (ii) co-pays from patients of will-call Inventory (i.e., pharmacy Inventory that is filled but not yet physically picked up by the patient as of the time of the physical inventory under Section 2.03) (“Will-Call Inventory”) that is not counted toward the Closing Inventory amount in accordance with Section 2.03 of the Seller Disclosure Schedule.
SECTION 1.05.    Additional Agreements. At the Closing, Seller and Purchaser will execute and deliver:
(a)    a pharmacy operating agreement, substantially in the form attached hereto as Exhibit A (the “Pharmacy Operating Agreement”);
(b)    a clinic operating agreement, substantially in the form attached hereto as Exhibit B (the “Clinic Operating Agreement”);
(c)    a transition services agreement, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”);
(d)    a master license agreement in connection with the Pharmacy Operating Agreement, substantially in the form attached hereto as Exhibit D-1 (the “Pharmacy Master License Agreement”);

(e)     a master license agreement in connection with the Clinic Operating Agreement, substantially in the form attached hereto as Exhibit D-2 (the “Clinic Master License Agreement”);
(f)    a file transfer agreement substantially in the form attached hereto as Exhibit E (the “File Transfer Agreement”); and
(g)    a master lease agreement substantially in the form attached hereto as Exhibit G (the “Master Lease Agreement”).
ARTICLE II

Closing and Post-Closing Purchase Price Adjustments

SECTION 2.01.    Closing. The closing of the Acquisition (the “Closing”) will take place at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. local time on the third business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 7.01, or, if on such day any other condition set forth in Article VII has not been satisfied (or, to the extent permitted, waived by the Party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied or are capable of being satisfied (but subject to satisfaction) at Closing (or, to the extent permitted, waived by the Party entitled to the benefit thereof), or at such other place, time and date as may be agreed by Seller and Purchaser; provided, that (a) the Closing will not occur before the date that is 90 days after the date of this Agreement and (b) the Closing is subject to Section 2.01 of the Seller Disclosure Schedule. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. If Seller and Purchaser agree, documents may be delivered at the Closing by electronic delivery, and (except as otherwise agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.
SECTION 2.02.    Transactions To Be Effected at the Closing.
At the Closing:
(a)    Seller will deliver or cause to be delivered to Purchaser:
(i)    appropriately executed deeds, bills of sale, assignments and other instruments of transfer relating to the Transferred Assets (other than the Transferred Intellectual Property), it being understood in each case that such deeds, bills of sale, assignments and other instruments of transfer will not require Seller or any Seller Affiliate to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement;

(ii)    an officer’s certificate signed by a senior officer of Seller to the effect set forth in Sections 7.02(a), (b) and (d);
(iii)    an officer’s certificate signed by a senior officer of Seller certifying (A) that the board of directors, or other managing body of Seller has adopted resolutions authorizing Seller’s entry into this Agreement and the consummation by Seller of the transactions contemplated by this Agreement, and (B) a specimen signature of an officer duly authorized thereby to execute this Agreement and the Ancillary Agreements on behalf of Seller or any Seller Affiliate;
(iv)    a certificate of Seller’s non-foreign status complying with the provisions of United States Treasury Regulation Section 1.1445-2(b);
(v)    an appropriately executed counterpart of the Pharmacy Operating Agreement;
(vi)    an appropriately executed counterpart of the Clinic Operating Agreement;
(vii)    an appropriately executed counterpart of the Transition Services Agreement;
(viii)    an appropriately executed counterpart of the Pharmacy Master License Agreement;
(ix)    an appropriately executed counterpart of the Clinic Master License Agreement;
(x)    an appropriately executed counterpart of the File Transfer Agreement;
(xi)    an appropriately executed counterpart of the Master Lease Agreement;
(xii)    one or more appropriately executed Powers of Attorney, substantially in the form attached hereto as Exhibit F (“Power of Attorney”);
(xiii)    all appropriately executed lease or license agreements with respect to the Real Properties of the Business necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing;
(xiv)    duly executed assignments of the U.S. trademark registrations and applications and patents and patent applications included in the Transferred Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office, a release of any liens and confirmation of recording of such release to the extent applicable to any Transferred Intellectual Property, and a general assignment for all other Transferred Intellectual Property; and

(xv)    such documents of further assurance reasonably necessary and typical for transactions similar to the Acquisition, in form and substance reasonably satisfactory to Purchaser, in order to complete the Acquisition.
(b)    Purchaser will deliver to Seller:
(i)    payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least three business days prior to the Closing Date), in an amount equal to the Purchase Price;
(ii)    appropriately executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer, and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities;
(iii)    an officer’s certificate signed by a senior officer of Purchaser to the effect set forth in Sections 7.03(a) and (b).
(iv)    an appropriately executed counterpart of the Pharmacy Operating Agreement;
(v)    an appropriately executed counterpart of the Clinic Operating Agreement;
(vi)    an appropriately executed counterpart of the Transition Services Agreement;
(vii)    an appropriately executed counterpart of the Pharmacy Master License Agreement;
(viii)    an appropriately executed counterpart of the Clinic Master License Agreement;
(ix)    an appropriately executed counterpart of the File Transfer Agreement;
(x)    an appropriately executed counterpart of the Master Lease Agreement; and
(xi)    such documents of further assurance reasonably necessary and typical for transactions similar to the Acquisition, in form and substance reasonably satisfactory to Seller, in order to complete the Acquisition.
SECTION 2.03. Closing Inventory. Seller and Purchaser will jointly engage RGIS or a similar inventory service provider (supervised by licensed pharmacists designated by the Parties) to conduct a physical inventory of the Transferred Inventory on the close of business on the date immediately prior to the Closing Date; provided that the Will-Call Inventory will not be counted by the inventory service provider but will instead be determined based on a statement provided by Seller to Purchaser. The Transferred Inventory will be valued in accordance with the principles set forth on Section 2.03 of the Seller Disclosure Schedule.
SECTION 2.04.    Closing Date Statement and Purchase Price Adjustments.
(a)    Closing Date Statement and Will-Call Return Statement. Within 21 days after Closing, Purchaser will prepare and deliver to Seller a statement setting forth the amount of Will-Call Inventory that was subsequently returned to stock due to the patient’s failure to pick-up that Will-Call Inventory. Within 45 days after the Closing Date, Seller will prepare and deliver to Purchaser a calculation by Seller of the Closing Inventory (the “Closing Date Statement”).
(b)    Objections; Resolution of Disputes.
(i)    Unless Purchaser notifies Seller in writing within 30 days after Seller’s delivery of the Closing Date Statement of any objection to the computation of the Closing Inventory set forth therein (the “Notice of Objection”), the Closing Date Statement will become final and binding at the end of such 30-day period. During such 30-day period Purchaser and its representatives and their advisors will be permitted to review all materials and information used by Seller in preparing the Closing Date Statement and Seller will make available such personnel as are reasonably necessary to assist Purchaser in its review of the Closing Date Statement. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein.
(ii)    If Purchaser provides the Notice of Objection to Seller within such 30-day period, Purchaser and Seller will, during the 30-day period following Seller’s receipt of the Notice of Objection, attempt in good faith to resolve Purchaser’s objections. During such 30-day period, Seller and its independent auditors and other representatives and their advisors will be permitted to review the working papers of Purchaser and, if applicable, Purchaser’s representatives relating to the Notice of Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute that were properly included in the Notice of Objection will be submitted to PricewaterhouseCoopers LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller in writing and, if Purchaser and Seller are unable to so agree within 10 days after the end of such 30-day period, then Purchaser and Seller will each select such a firm and such firms will jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Expert”)). The Parties will instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its selection. The resolution of disputed items by the Independent Expert will be final and binding, and the determination of the Independent Expert will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Expert will be apportioned based upon the inverse proportion of the amount of the disputed items on the Closing Date Statement resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses). The fees and disbursements of Purchaser’s representatives incurred in connection with their review of the Closing Date Statement and certification of any Notice of Objection will be borne by

Purchaser. The Closing Date Statement, as adjusted pursuant to this Section 2.04(b), shall be deemed to be the Closing Date Statement for purposes of calculating any adjustment to the Purchase Price pursuant to Section 2.04(c).
(c)    Adjustment Payment. Within 10 days after the Closing Date Statement has become final and binding in accordance with Section 2.04(b):
(i)    if Closing Inventory in the Closing Date Statement exceeds $510,000,000, then Purchaser shall pay to Seller an amount equal to (A) Closing Inventory, minus (B) $500,000,000 (the “Target Closing Inventory”), plus (C) simple interest thereon at a rate of 5% per annum from the Closing Date to the date payment is made in full, or
(ii)    if Closing Inventory in the Closing Date Statement is less than $490,000,000, then Seller shall pay to Purchaser an amount equal to (A) Target Closing Inventory, minus (B) Closing Inventory, plus (C) simple interest thereon at a rate of 5% per annum from the Closing Date to the date payment is made in full, or
(iii)    if Closing Inventory in the Closing Date Statement is between $490,000,000 and $510,000,000, then no payment will be made by either Party.
The Purchase Price, adjusted by the payment amounts described in clauses (i) through (iii), will be the “Final Purchase Price.” Any payment under this Section 2.04(c) will be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be.
SECTION 2.05.    Post-Closing Books and Records. During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by Section 2.04, Purchaser and Seller will afford the other Party and its independent auditors and other representatives in connection with (a) the calculation of the Closing Date Statement and (b) any adjustment to the Purchase Price contemplated by Section 2.04 access at all reasonable times to the personnel, properties, books and records of the Business relevant to the calculation or adjustment contemplated by Section 2.04.
SECTION 2.06.    Net Pharmacy Loss Adjustment. If, from the date of this Agreement to the Closing Date, there is a net reduction of more than 20 retail pharmacies included in the Business due to (a) casualty or condemnation of a store, (b) affirmative action by Seller or any Seller Affiliate to close a store, or (c) Purchaser’s inability to derive the economic benefit of operating the retail pharmacy in a store (under any banner) due to Seller’s inability to obtain required consents or waivers from any landlord or developer or any other person (excluding a Governmental Entity), including for any matters set forth in Sections 3.06(d), (g), and (h) of the Seller Disclosure Schedule, then the Purchase Price payable at Closing will be reduced by an amount equal to:
(i) $1,100,000 multiplied by
(ii) (A) the net reduction in the number of retail pharmacies included in the Business from the date of this Agreement to the Closing Date due to the factors set forth in clauses (a) through (c) above, minus (B) 20.

The loss or closing of any retail pharmacy for any reason after the date of this Agreement and prior to Closing will not be a breach of any representation, warranty, covenant, or agreement of Seller under this Agreement and Purchaser will not be entitled to indemnification for any Losses as a result of the loss or closing of any retail pharmacy for any reason in clauses (a) through (c) above after the date of this Agreement through the Closing. The Purchase Price adjustment described in this Section 2.06 will be Purchaser’s sole remedy for a reduction in the number of retail pharmacies for any reason in clauses (a) through (c) above after the date of this Agreement through the Closing.
ARTICLE III
Representations and Warranties of Seller
Except as set forth in the disclosure schedules (the “Seller Disclosure Schedule”) delivered by Seller to Purchaser in connection with this Agreement on or prior to the date hereof (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to any section of this Agreement shall not be disclosed against any other section of this Agreement unless the relevance of such disclosure to such other section is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:
SECTION 3.01.    Organization and Standing.     Seller is validly existing and in good standing under the laws of the State of Minnesota. Each Seller Affiliate is validly existing under the laws of its jurisdiction of organization. Each of Seller and each of the Seller Affiliates has full corporate, company or partnership power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it.
SECTION 3.02.    Authority; Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of the Seller Affiliates has full corporate, company or partnership power and authority to execute the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by such Ancillary Agreements. Seller has taken all corporate action required by its articles of incorporation and by-laws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of the Seller Affiliates has taken all corporate, company or partnership action required by its comparable organizational documents to authorize the execution and delivery of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreements. Seller has duly executed and delivered this Agreement and on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement or such Ancillary Agreement subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Each of the Seller Affiliates on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Ancillary Agreement subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
SECTION 3.03.    No Conflicts or Violations; No Consents or Approvals Required. Subject to the receipt of the Consents and the making of the filings and submissions referenced in the next sentence, the execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller and each of the Seller Affiliates of each Ancillary Agreement to which it is, or is specified to be, a party will not and the consummation of, in the case of Seller, the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, or, in the case of each of the Seller Affiliates, the transactions contemplated to be consummated by it by such Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien (other than Permitted Liens or Liens caused by Purchaser or its Affiliates) upon any of the Transferred Assets under, any provision of (a) in the case of Seller, its articles of incorporation or by-laws and, in the case of each of the Seller Affiliates, its comparable organizational documents, (b) any Contract to which Seller or any of the Seller Affiliates is a party and by which any of the Transferred Assets is bound or (c) any judgment, order, injunction, writ, award or decree (“Judgment”) or statute, law, ordinance, legally-binding rule or regulation (“Applicable Law”) applicable to Seller or any of the Seller Affiliates or any of the Transferred Assets, other than, in the case of clauses (b) and (c) above, any items, individually or in the aggregate, that would not reasonably be expected to materially and adversely impact the Transferred Assets, the Assumed Liabilities, or the Business (taken as a whole). No Consent of, or filing or submission with, any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller or any of the Seller Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) the Consents, filings and submissions and expirations and terminations of waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Applicable Law of any jurisdiction, (iii) the Consents, filings and submissions described in Section 5.04, (iv) compliance with and filings under the Exchange Act, (v) those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, and (vi) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to materially and adversely impact the Transferred Assets, the Assumed Liabilities, or the Business (taken as a whole).
SECTION 3.04.    Financial Information.

(a)    In General. Seller does not regularly maintain separate Financial Information for the Business. Section 3.04(a) of the Seller Disclosure Schedule sets forth the following financial information (the “Financial Information”): (i) an unaudited statement of inventory of the Business at January 31, 2015 and February 1, 2014 and (ii) an unaudited statement of current assets and current liabilities of the Business at January 31, 2015, and (iii) an unaudited statement of revenue and direct expenses of the Business for the years ended January 31, 2015 and February 1, 2014 (such January 31, 2015 statements, the “Most Recent Unaudited Financial Information”). Except as set forth in Section 3.04(a) of the Seller Disclosure Schedule, the Financial Information has been prepared in accordance with the historical accounting principles, practices, methodologies and policies of Seller or the applicable Seller Affiliates with respect to the Business, applied on a basis consistent with prior periods and fairly presents in all material respects the Inventory of the Business at February 1, 2014 and January 31, 2015 and the income of the Business for the years ended February 1, 2014 and January 31, 2015, in each case subject to the adjustments described in the databooks, dated March 18, 2015 (pharmacy) and April 3, 2015 (clinics), provided to Purchaser.
(b)    Financial Books and Records. The financial books and records with respect to the Business have been derived from the financial books and records of Seller and the Seller Affiliates, which books and records have been maintained in accordance with GAAP and customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, the financial information of the Business. Neither Seller nor any Seller Affiliate has received any advice or notification from its independent accountants that Seller or any Seller Affiliate has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Seller, any Seller Affiliate or any of their subsidiaries any material properties, assets, liabilities, revenues, expenses, equity accounts or other accounts with respect to the Business.
SECTION 3.05.    Transferred Assets Other than Intellectual Property.
(a)    Seller or a Seller Affiliate has, or as of the Closing will have, good and valid title to all Transferred Assets, other than those sold or otherwise disposed of since the date of this Agreement not in violation hereof, in each case free and clear of all mortgages, liens, charges, claims, pledges or other encumbrances of any kind (collectively, “Liens”), except (i) Liens arising under original purchase price conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business, and (ii) Liens for Taxes and other governmental charges that are not due and payable (the Liens described in clauses (i) and (ii) above, together with any Liens set forth in Section 3.05(a) of the Seller Disclosure Schedule, are referred to collectively as the “Permitted Liens”). All of the Transferred Assets are (x) in normal operating condition and repair, ordinary wear and tear excepted, and (y) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in cost.
(b)    This Section 3.05 does not relate to intellectual property matters, such items being the subject of Section 3.19.

SECTION 3.06.    Real Property.
(a)    Section 3.06(a) of the Seller Disclosure Schedule contains a list, as of the date of this Agreement, of all real property owned by Seller or any Seller Affiliate where the Business is operated, including owner, address and whether the Business conducted at that real property is a pharmacy or clinic (the “Owned Property”). Except as provided in Sections 3.06(d) and (g) of the Seller Disclosure Schedule, Seller or a Seller Affiliate has valid fee simple title to each Owned Property, free of liens and encumbrances that would prevent or materially impair the operation of the Business by Purchaser at such Owned Property.
(b)    Section 3.06(b) of the Seller Disclosure Schedule contains a list, as of the date of this Agreement, of (i) all real property leased, subleased or otherwise occupied by Seller or any Seller Affiliate where a Business is operated (the “Leased Real Property”, together with the Owned Property, the “Real Property”), (ii) the leases and all amendments thereto for each such Leased Real Property (the “Leases”) and all other documents entered into in connection with the Leases or otherwise related thereto (including any assignments, guarantees or, with respect to any subleases, master leases) that materially impact the use or occupancy of the Business Space or the operation of the Business therein (the “Lease Files”), and (iii) the landlord, tenant, address, use, current rent and term, under each Lease, including an indication of renewal terms. Seller has delivered to Purchaser complete and correct copies of all of the Leases.
(c)    Seller has valid leasehold title to, and is in possession of, each Leased Real Property under binding and enforceable Leases. Except as provided in Sections 3.06(d) and (g) of the Seller Disclosure Schedule, each Lease for a Leased Real Property does not impose any restrictions that would prevent or materially impair the operation of the Business by Purchaser at such Leased Real Property.
(d)    Except as set forth on Section 3.06(d) of the Seller Disclosure Schedule, no third party consent (excluding consents for exterior signage) is required to lease, sublease or license the Business Space to Purchaser for the operation of the Business.
(e)    (i) To the knowledge of Seller, there is no Proceeding which would reasonably be expected to affect the right of Purchaser to use the Business Space for operation of the Business, (ii) all Real Property has the real estate licenses, Permits, and notices of inspection necessary for the occupancy thereof and conduct of the Business therein, (iii) neither Seller nor any Seller Affiliate is in material default under any of the Leases and to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default, (iv) there are no subleases or other parties in possession of any portion of the Business Space, (v) there are no condemnations pending or, to the knowledge of Seller, threatened against any Real Property which would affect the right of Purchaser to continue using the Business Space for the operation of the Business therein, and (vi) each Business Space is supplied with utilities and other services necessary to operate the Business therein.
(f)    To the knowledge of Seller, none of the Business Space, or the use of the Business Space for operation of the Business, violates the standards of zoning or other

Applicable Laws, or any matters of record, which would materially affect the operation of the Business by Purchaser in such Business Space.
(g)    Except as provided in Section 3.06(g) of the Seller Disclosure Schedule, there are no restrictions (other than with respect to exterior signage) or other encumbrances that impose material restrictions on any portion of the Business or that will materially interfere with or prevent Purchaser’s use of any Business Space or the operation of the Business therein. None of Seller or, to the knowledge of Seller, any other Person is in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement materially and adversely affecting the operation of the Business in any Real Property.
(h)    Except as provided in Section 3.06(h) of the Seller Disclosure Schedule, no options, rights of first refusal, or rights of first offer have been granted or entered into which give any other party a right to purchase or acquire any interest in any Real Property or any part thereof, which would prevent or materially impair Purchaser from operating the Business therein or occupying the Business Space therein in the manner conducted prior to the Closing.
SECTION 3.07.    Contracts. A true and complete copy of each Transferred Contract in the possession of Seller or any Seller Affiliate has been made available to Purchaser. All Transferred Contracts are valid, binding and in full force and effect and enforceable by Seller or a Seller Affiliate in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Transferred Contract, there does not exist thereunder any breach, violation or default on the part of Seller or a Seller Affiliate or, to the knowledge of Seller, any other party to such Transferred Contract, and there does not exist any event, occurrence or condition, including the consummation of the Acquisition, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of Seller or a Seller Affiliate, which breach, violation or default has, or would reasonably be expected to be, individually or in the aggregate, material. No waiver of any material right has been granted by Seller, any Seller Affiliate or any of the other parties thereto under any of the Transferred Contracts.
SECTION 3.08.    Permits.
(a)    The Transferred Permits are validly held by Seller or a Seller Affiliate, and Seller or the applicable Seller Affiliate has complied in all material respects with the terms and conditions thereof.
(b)    During the 24 months immediately preceding the date of this Agreement, neither Seller nor any of the Seller Affiliates has received written notice of any Proceeding relating to the revocation or modification of any of the material Transferred Permits and, to the knowledge of Seller, there is no fact, error or admission relevant to any material Transferred Permit that would permit the suspension, revocation, withdrawal, modification or limitation or result in the threatened suspension, revocation, withdrawal, modification or limitation, or any loss of such Permit. No outstanding material violations are or have been recorded in respect of any of the Transferred Permits. Seller and the Seller Affiliates possess all Permits necessary to operate the Business as currently conducted (the “Material Permits”).

(c)    None of the Transferred Permits would reasonably be expected to be subject to any material suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.
SECTION 3.09.    Taxes.
(a)    For purposes of this Agreement:
“Code” means the Internal Revenue Code of 1986, as amended.
“Excluded Taxes” means all Liabilities of Seller or any Seller Affiliate or any of their respective Affiliates in respect of (i) any Tax for any Pre-Closing Tax Period, (ii) any income based Tax imposed on Seller or any Seller Affiliate related to gain recognized on the disposition of the Transferred Assets, and (iii) Sellers’ Allocable Portion of Transfer Taxes related to Real Property (if any) as provided in Section 10.03(b).
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning on or after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending before the Closing Date.
“Tax” or “Taxes” means all forms of taxation of the Business imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.
“Taxing Authority” means any federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.
“Transfer Taxes” means all sales (including bulk sales), use, value added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
(b)    All Tax Returns required to be filed by the Code or by applicable state, provincial, local or foreign Tax laws to the extent such Tax Returns relate to Pre-Closing Tax Periods have been timely filed or will be timely filed, (ii) all Taxes due on such Tax Returns have been paid in full or will be timely paid in full by the due date thereof other than those being contested in good faith by appropriate proceedings, (iii) no claims have been asserted in writing against Seller or any Seller Affiliate with respect to any Taxes due on such Tax Returns and (iv) no Tax liens have been filed.

SECTION 3.10.    Proceedings. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, as of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Seller, threatened, involving the Business, at law or in equity or before any Governmental Entity and pursuant to which a party seeks more than $1,000,000 from Seller or the applicable Seller Affiliate or injunctive relief or specific performance from Seller or the applicable Seller Affiliate involving the Business. Neither Seller nor any of the Seller Affiliates is a party or subject to or in default under any unsatisfied Judgment applicable to the conduct of the Business, other than any such Judgments that would not reasonably be expected to be material. This Section 3.10 does not relate to Tax matters, such items being the subject of Section 3.09, to matters with respect to Seller Benefit Plans or employment matters, such items being the subject of Section 3.11, to environmental matters, such items being the subject of Section 3.15, to healthcare regulatory matters, such items being the subject of Section 3.18, or to intellectual property matters, such items being the subject of Section 3.19.
SECTION 3.11.    Seller Benefit Plans; Employment Matters.
(a)    Section 3.11(a) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of each material Seller Benefit Plan. With respect to each material Seller Benefit Plan, Seller has made available to Purchaser copies of the following (as applicable): (i) the most recent summary plan description and any summary of material modifications, or to the extent the Seller Benefit Plan is not subject to ERISA, description of such program, and (ii) the current IRS determination letter for any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code.
(b)    Each Seller Benefit Plan has been administered in accordance with its terms and is in compliance in all material respects with all applicable provisions of ERISA, the Code, COBRA, the Patient Protection and Affordable Care Act (“ACA”) and any other Applicable Laws. Neither Seller nor any ERISA Affiliate is subject to any liability under Title IV of ERISA or Section 412 of the Code that would reasonably be expected to become a liability of Purchaser and its Affiliates on or after the Closing Date. In respect of each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code, Seller has received a favorable determination letter on a timely basis from the IRS that such Seller Benefit Plan is so qualified and there is no fact or circumstance that has adversely affected or could reasonably be expected to result in the disqualification of such Seller Benefit Plan. In respect of each Seller Benefit Plan that is a group health plan, there is no fact or circumstance that would reasonably be expected to result in the imposition of a material tax or penalty against Seller or any Seller Affiliate under the ACA with respect to the Business Employees, individually or in the aggregate.
(c)    Neither Seller nor any ERISA Affiliate is obligated to contribute to any Multiemployer Plan on behalf of any Business Employee.
(d)    Neither Seller nor any Seller Affiliate is party to any collective bargaining agreement with any labor organization covering the terms and conditions of employment for any Business Employee.
(e)    The execution of this Agreement or any Ancillary Agreements and the performance of the transactions contemplated therein, will not (i) except as set forth in Section

3.11(e)(i) of the Seller Disclosure Schedule (which schedule may be modified or updated by Seller from time-to-time prior to the Closing), result in any payment or increase in benefit with respect to any Business Employee; or (ii) result in any payment or benefit that will or may be made by Seller that may be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.
(f)    Seller is, with respect to the Business Employees, in compliance with all Applicable Laws, including those related to employment, employment practices, labor, terms and conditions of employment, classification of employees, and payment of wages, except where the failure to so comply has not had and would not, individually or in the aggregate, have a Business Material Adverse Effect.
(g)    As of the date of this Agreement, there are no work stoppages, slowdowns, walkouts or strikes with respect to the Business Employees, nor to the knowledge of Seller, are any such actions threatened.
(h)    Seller has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each Transferred Employee to the extent such form is required under Applicable Law. With regard to the Business Employees, Seller has not received any notice or other communication from any Governmental Entity or other person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States and has resolved any and all “no match” notifications from the Social Security Administration. Seller has a public access file for each Business Employee working under the H-1B visa program, and the public access file is in compliance with Section 655.760 of Title 20 of the Code of Federal Regulations. Seller is in compliance with the Department of Labor’s Labor Condition Application provisions set forth in Title 20 of the Code of Federal Regulations, Section 655.700 et seq.
SECTION 3.12.    Absence of Changes or Events. Since the date of the Most Recent Unaudited Financial Information to the date of this Agreement, (a) Seller and the Seller Affiliates have conducted the Business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any event that has had, or would be reasonably expected to have (either individually or in the aggregate), a Business Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3.12 of the Seller Disclosure Schedule, since the date of the Most Recent Unaudited Financial Information to the date of this Agreement, Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Sections 5.01(a) – (m) or require the consent of Purchaser.
SECTION 3.13.    Compliance with Applicable Laws.
The Business is not, and during the past two years has not been, in violation in any material respect, and, to the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Business of, or failure on the part of the Business to comply in any material respect with any Applicable Law that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Transferred Assets. This Section 3.13 does not relate to Tax matters, such items being the subject of Section 3.09, to matters with respect to Seller Benefit Plans or employment matters, such items being the subject of Section 3.11, to environmental matters, such items being the subject of Section 3.15, to healthcare regulatory matters, such items being the subject of Section 3.18, or to intellectual property matters, such items being the subject of Section 3.19.
SECTION 3.14.    Certain Transactions. There are no Contracts between Seller, a Seller Affiliate or any of their Affiliates, on the one hand, and any of the officers or employees of the Business (other than for services as officers or employees), on the other hand, including any Transferred Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such person to the Business other than those that will be terminated under Section 5.07.
SECTION 3.15.    Environmental Matters.
(a)    For purposes of this Agreement:
“Environmental Laws” means any Applicable Law, treaty, judicial decision, Judgment, Permit or governmental restriction or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.
(b)    In connection with or relating to the Transferred Assets, except for non-compliance that would not prevent or materially impair Purchaser from occupying any Business Space or operating the Business therein and would not reasonably be expected to materially and adversely affect the Business (taken as a whole), Seller and the Seller Affiliates comply and have complied with all applicable Environmental Laws with respect to the Business, including obtaining any Permits required pursuant to Environmental Laws for the operation of the Business. Except for any violations or alleged violations or Liability that would not prevent or materially impair Purchaser from occupying any Business Space or operating the Business therein and would not reasonably be expected to materially and adversely affect the Business (taken as a whole), neither Seller nor any Seller Affiliate has received any written notice alleging any violation of, or Liability under, of any applicable Environmental Laws with respect to the Business, the Transferred Assets or as to the Business Space. To the knowledge of Seller, except for matters that would not prevent or materially impair Purchaser from occupying any Business

Space or operating the Business therein and would not reasonably be expected to materially and adversely affect the Business (taken as a whole), there are no pending, ongoing, or future Liabilities arising out of prior non-compliance with applicable Environmental Laws related to the Business, the Transferred Assets, or the Business Space. There has been no release or threatened release of Hazardous Materials in violation of any applicable Environmental Law, in or under any Real Property, or other violation of or non-compliance with any applicable Environmental Law with respect to any Real Property or operation of the Business therein, that would prevent or materially impair Purchaser from occupying any Business Space or operating the Business therein or that would reasonably be expected to materially and adversely affect the Business (taken as a whole).
(c)    There are no Proceedings pending or, to the knowledge of Seller, threatened, involving the Business, the Transferred Assets or the Business Space at law or in equity or before any Governmental Entity pursuant to which a party seeks injunctive relief or specific performance from Seller or any Seller Affiliate involving any alleged violation of, or material Liability under, Environmental Law involving the Business, the Transferred Assets or the Business Space.
SECTION 3.16.    Suppliers.
Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of the 20 largest suppliers of the Business, on a consolidated basis determined by dollar volume of expenditures, for the fiscal year ended January 31, 2015.
SECTION 3.17.    Privacy. Seller has complied in all material respects with all Applicable Laws addressing the privacy or security of protected health information, as defined by HIPAA 45 C.F.R. § 164.501, that Seller uses or holds for use in the operation of the Business (the “Data”). Seller has taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data. Seller has not suffered a privacy or security breach that would trigger notice obligations under HIPAA with respect to the privacy of such Data that has involved 500 or more individuals.
SECTION 3.18.    Healthcare Regulatory.
(a)    Solely with regard to any pharmacy or medical clinic of the Business for which Purchaser requests to transfer Seller’s NPI number and Medicare, Medicaid, or other state or federal health care program provider numbers pursuant to Section 5.06, each such pharmacy and medical clinic of the Business and, to the knowledge of Seller, the licensed professionals of Seller providing services for such pharmacy or medical clinic of the Business, meet all the requirements for participation in and payment under the Medicare, Medicaid and other state or federal health care programs in which that pharmacy or medical clinic of the Business participates (collectively “Programs”) and is a party to valid participation agreements for payment by such Programs if that pharmacy or medical clinic of the Business bills a particular Program for payment or is otherwise required to meet such requirements. Seller has not received any notice indicating that the enrollment or participation of any such pharmacy or medical clinic of the Business in a Program may be terminated or withdrawn nor, to Seller’s knowledge, is there any reason to believe that such enrollment or participation is likely to be terminated or withdrawn. There is no Proceeding pending, received or, to the knowledge of Seller, threatened against Seller or any Seller Affiliate, or seeking injunctive relief or specific performance from Seller or a Seller Affiliate, relating to a violation of any Applicable Law pertaining to the Programs. Each such pharmacy or medical clinic of the Business has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects. Seller has no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business.
(b)    Seller and each Seller Affiliate is in compliance, and for the past two years has complied, in all material respects with all Health Care Laws.
(c)    To the knowledge of Seller, no personnel of Seller or any Seller Affiliate during such person’s employment with Seller or such Seller Affiliate has been convicted of or charged with a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of or charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. To the knowledge of Seller, no personnel of Seller or any Seller Affiliate during such person’s employment with Seller or a Seller Affiliate has been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or has been debarred, suspended or are otherwise ineligible to participate in federal programs. To the knowledge of Seller, neither Seller nor any Seller Affiliate has contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program.
(d)    Seller is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Entity with regard to the operation of the Business.
SECTION 3.19.    Intellectual Property.
(a)    The Transferred Intellectual Property is owned solely and exclusively by Seller or one of the Seller Affiliates, free and clear of any Lien. The Transferred Intellectual Property, is subsisting and has not expired, been cancelled, or abandoned.
(b)    Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements, nor the consummation of any transactions contemplated hereby or thereby, shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Seller in or to any Transferred Intellectual Property owned by any of them.
(c)    To the knowledge of Seller, the conduct of the Business, and Seller’s and the Seller Affiliates’ use of the Transferred Assets, do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. To the knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property.

(d)    There is no Proceeding pending or, to the knowledge of Seller, threatened (i) by or against Seller or any of the Seller Affiliates concerning any of the foregoing in Section 3.19(c), nor has Seller or any of the Seller Affiliates received any written notification that a license under any other Person’s Intellectual Property (other than licenses that are Transferred Assets) is or may be required to operate the Business, or (ii) in which the ownership, validity, registerability or enforceability of, or Seller’s or any of the Seller Affiliates’ right to use, any Transferred Intellectual Property is contested or challenged.
SECTION 3.20.    Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or any Seller Affiliate in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co., whose fees and expenses will be paid by Seller.
ARTICLE IV
Representations and Warranties of Purchaser
Except as set forth in the disclosure schedule (the “Purchaser Disclosure Schedule”) delivered by Purchaser to Seller in connection with this Agreement on or prior to the date hereof (it being agreed that any matter disclosed in the Purchaser Disclosure Schedule with respect to any section of this Agreement shall not be disclosed against any other section of this Agreement unless the relevance of such disclosure to such other section is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller as follows:
SECTION 4.01.    Organization and Standing. Purchaser is validly existing and in good standing under the laws of the State of Rhode Island and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to perform its obligations under this Agreement and each Ancillary Agreement and to consummate the Acquisition.
SECTION 4.02.    Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. Purchaser has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements. Purchaser has duly executed and delivered this Agreement and on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement or such Ancillary Agreement subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03.    No Conflicts or Violations; No Consents or Approvals Required. Subject to the receipt of the Consents and the making of the filings and submissions referenced in the next sentence, the execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default under, any provision of (a) the organizational documents of Purchaser or any of its Affiliates, (b) any Contract to which Purchaser or any of its Affiliates is a party or by which any of their respective properties or assets is bound or (c) any Judgment or Applicable Law applicable to Purchaser or any of its Affiliates. No Consent of, or filing or submission with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (i) compliance with and filings under the HSR Act, (ii) the Consents, filings and submissions and expirations and terminations of waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Applicable Law of any jurisdiction, (iii) the Consents, filings, and submissions described in Section 5.04, (iv) compliance with and filings under the Exchange Act, (v) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, and (vi) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on Seller’s ability to consummate the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.
SECTION 4.04.    Proceedings. There are not any (a) outstanding Judgments against Purchaser or any of its Affiliates, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, or (c) investigations by any Governmental Entity that are pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that, in any such case, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby (“Purchaser Material Adverse Effect”).
SECTION 4.05.    Availability of Funds; Solvency.
(a)    Purchaser has or will have prior to the Closing cash available or access to capital in an amount sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.
(b)    As of the Closing and immediately after consummating the Acquisition and the other transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of Seller hereunder, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

SECTION 4.06.    Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, except Barclays Capital, Inc., whose fees and expenses will be paid by Purchaser.
ARTICLE V
Covenants
SECTION 5.01.    Covenants Relating to Conduct of the Business.
Except for matters (x) set forth in Section 5.01 of the Seller Disclosure Schedule, (y) expressly agreed to in writing by Purchaser (which agreement may not be unreasonably withheld, conditioned or delayed) or (z) otherwise contemplated by the terms of this Agreement, from the date of this Agreement to the Closing, Seller will, and will cause the Seller Affiliates to, (i) conduct the Business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact the Business, (iii) use commercially reasonable efforts to preserve the rights and goodwill of the Business and business relationships with customers, suppliers, distributors and others with whom Seller and the Seller Affiliates deal in connection with the conduct of the Business in the ordinary course of business, (iv) use commercially reasonable efforts to comply in all material respects with any Transferred Contracts of the Business, (v) comply in all material respects with all Applicable Laws, (vi) maintain the validity of existing pharmacy, clinical and other federal, state or local Permits, certifications and Medicare and Medicaid provider status, including any renewals or extensions thereof, consistent with past practices, and (vii) provide notice to Purchaser if Seller opens, closes, or relocates any store or other facility related to or containing the Business. Notwithstanding the foregoing, Purchaser acknowledges and agrees that relationships with Seller, the Seller Affiliates and certain of their respective Affiliates providing services to the Business will terminate as of the Closing as contemplated in Section 11.02 and that such termination will not constitute a breach of this Agreement. Without limiting the generality of the foregoing, prior to the Closing, except as set forth in Section 5.01 of the Seller Disclosure Schedule or with respect to matters as to which Purchaser will have no Liabilities after the Closing, and except as expressly contemplated by the terms of this Agreement or as required by Applicable Law, Seller will not, and will not cause any of the Seller Affiliates to, do any of the following in connection with the Business without the prior written consent of Purchaser (which consent may not be unreasonably withheld, conditioned, or delayed):
(a)    adopt or amend in any material respect any Seller Benefit Plan in a manner affecting any Business Employee or grant to any Business Employee or to the Business Employees in the aggregate any material increase in compensation or benefits, except (i) as required by Applicable Law, (ii) in the ordinary course of business or as required under existing agreements or Seller Benefit Plans, (iii) as would relate to a substantial number of similarly situated employees of Seller, the Seller Affiliates or their respective Affiliates other than the Business Employees, or (iv) as described in Section 3.11(e)(i) of the Seller Disclosure Schedule; provided that the foregoing does not restrict Seller or the Seller Affiliates from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with past practice; and provided further that Seller will promptly notify Purchaser of any changes described under this Section 5.01(a) that affect the Business Employees;
(b)    incur or assume any Liabilities or Indebtedness for borrowed money of the Business, other than in the ordinary course of business, that would be Assumed Liabilities;
(c)    voluntarily subject any of the Transferred Assets to any Lien of any nature whatsoever, other than Permitted Liens;
(d)    enter into a Contract to acquire any pharmacies or medical clinics other than in connection with acquisitions of new retail stores;
(e)    terminate, waive, modify or fail to take reasonable action to prevent termination, modification or expiration of, any existing Material Permits or Medicare and Medicaid provider numbers;
(f)    materially change the amount of coverage, cancel or allow to lapse, or fail to renew, any insurance covering Seller or any Seller Affiliate with respect to the Business;
(g)    divest, sell, transfer, lease, license, abandon, allow to lapse, mortgage, pledge or enter into a Contract or discussions with any other party to sell, remove or otherwise dispose of any Transferred Asset, except (i) pursuant to existing Contracts or commitments disclosed to Purchaser in writing prior to the date hereof, (ii) sales of Inventory and obsolete or excess Equipment sold or disposed of in the ordinary course of business, or (iii) in connection with a permitted store opening, closing or relocation;
(h)    waive any claim or compromise, settle or agree to settle any Proceeding related to the Business, unless such settlement only involves payment of money or remediation actions that do not create a material limitation, restriction, or obligation on the Transferred Permits;
(i)    fail to make capital expenditures necessary to satisfy applicable regulatory requirements with respect to the Business (which will not include any requirement to build-out consultation rooms);
(j)    enter into any Contract outside the ordinary course of business, with aggregate payments in excess of $1,000,000 per annum, that if held by Seller or any Seller Affiliates as of immediately prior to the Closing would have constituted a Transferred Contract;
(k)    enter into, modify, extend or cancel any third-party payor Contracts with respect to the Business that if held by Seller or any Seller Affiliates as of immediately prior to the Closing would have constituted a Transferred Contract, provided, that Seller and the Seller Affiliates may renew such third-party payor Contracts without consent so long as any such renewed third-party payor Contract is not binding upon Purchaser;

(l)    in any material respect, amend, waive, modify, supplement, extend, terminate, fail to take reasonable action to renew, assign, encumber or otherwise transfer, in whole or in part, its rights and interests in or under any Transferred Contract or any Lease that would have an adverse impact on the Business in any material respect;
(m)    adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization related to, involving or in respect of the Business; or
(n)    agree or commit, whether in writing or otherwise, to do any of the foregoing.
SECTION 5.02.    Access to Information.
(a)    From the date hereof to the Closing Date, Seller will, and will cause the Seller Affiliates to, (i) afford to Purchaser and its accountants, counsel, financial advisors and other similar representatives reasonable access during normal business hours and upon reasonable prior notice and at a time mutually agreed to by the Parties, to personnel, legal counsel, financial and other advisors and accountants of Seller and the Seller Affiliates engaged in the conduct of the Business or related to the Transferred Assets, and (ii) furnish to Purchaser, its accountants, counsel, financial advisors and other similar representatives such financial and operating data and other information relating to the Business and the Transferred Assets as Purchaser may reasonably request, and (iii) instruct the employees, counsel, auditors and financial and other advisors of Seller and the Seller Affiliates to cooperate with Purchaser in connection with the foregoing; provided, however, that in each case such access does not unreasonably disrupt the normal operations of Seller or any of the Seller Affiliates or the Business. Nothing contained in this Section 5.02 obligates Seller, any of the Seller Affiliates or any of their respective Affiliates to (1) violate any Applicable Law, (2) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise (provided that Seller shall, and shall cause the Seller Affiliates to, use commercially reasonable efforts to obtain any third party consents or waivers that would permit the supply of such information) or (3) jeopardize the protection of any attorney-client or attorney work product privilege or similar privilege.
(b)    If applicable, from the date of this Agreement to the Closing Date, Seller will, and will cause the Seller Affiliates to, permit Purchaser reasonable access to each pharmacy or medical clinic of the Business after normal business hours and upon reasonable prior notice (or at such other times as permitted by Seller), at a time mutually agreed to by the Parties, in order to install wiring for communication devices and other store systems (including computers, security cameras and other systems) in a location to be mutually agreed to by the Parties and take other similar action at such pharmacy or medical clinic, all at Purchaser’s cost and without causing damage to, or disruption to the normal operations of, such pharmacy or medical clinic; provided that Purchaser shall not be permitted to install any equipment in the pharmacies and medical clinics until immediately following the Closing. Notwithstanding the foregoing, Purchaser shall be permitted to install and test, in each case at times and in a manner mutually agreed to by the Parties, security cameras in or around the pharmacies and medical clinics of the Business prior to the Closing, provided, however, that the security cameras may not be fully operational (i.e., connected and fully functioning) until after the Closing. Purchaser agrees to repair any damage which may be caused due to the exercise of its rights pursuant to this Section 5.02(b) and to indemnify, defend and hold harmless the Seller Indemnitees from any and all Losses arising out of or in any way connected with Purchaser’s exercise of its rights pursuant to this Section 5.02(b). Seller’s obligation to provide the foregoing access shall be conditioned on the requirement that Purchaser shall not unreasonably interfere with the Business or the other operations of Seller or any Seller Affiliate.
SECTION 5.03.    Confidentiality.
(a)    Each of Purchaser and Seller acknowledges that the information being furnished or made available to it in connection with the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of a Confidentiality Agreement, dated November 14, 2014, between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate with respect to information relating exclusively to the Business (other than the Retained Liabilities and Excluded Assets). Each of Purchaser and Seller acknowledges that any and all other information furnished or made available to it by the other Party or its representatives concerning such other Party and its Affiliates will remain subject to the terms and conditions of the Confidentiality Agreement for a period of 2 years after the Closing.
(b)    For a period of 2 years following the Closing, Seller shall, and shall cause its Affiliates and its Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, “Seller Agents”) to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any person, any documents and information concerning the Transferred Assets and the Assumed Liabilities and any confidential, non-public or proprietary information of Seller and its Affiliates with respect to the Business, except with the prior written consent of Purchaser, or as may be required by Applicable Law; provided, that Seller and the Seller Agents shall not be subject to such obligation of confidentiality for information that (x) otherwise becomes lawfully available to Seller or the Seller Agents after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to Purchaser or (y) is or becomes generally available to the public without breach of this Agreement by any of Seller or the Seller Agents. If Seller or any Seller Agent shall be required by Applicable Law to divulge any such information, Seller or such Seller Agent shall provide Purchaser with prompt written notice of each request so that Purchaser may seek an appropriate protective order or other appropriate remedy, and Seller or such Seller Agent shall reasonably cooperate with Purchaser to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, Seller or such Seller Agent shall furnish only that portion of such information which, upon the advice of its counsel, Seller or such Seller Agent is legally compelled to disclose and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed. The obligation of Seller to hold any such documents and information in confidence shall be satisfied if Seller shall, and shall cause Seller Agents to, exercise the same care with respect to such documents and information as they would take to preserve the confidentiality of Seller’s own similar information. For so long as such information remains subject to the foregoing confidentiality obligations, neither Seller nor any Affiliate of Seller shall use the same for any purpose other than tax, accounting and regulatory and other compliance purposes and evaluating, enforcing and performing Seller’s rights and obligations under this Agreement and the Ancillary Agreements, including rights to indemnification, or otherwise in connection with the transactions contemplated hereby and thereby.
(c)    Nothing in this Section 5.03 limits the rights of Seller or any Seller Affiliate to use (i) a copy of Pharmacy and Medical Records and Prescription Files that Seller or such Seller Affiliate retains for regulatory, insurance, or defense of claims purposes, or as permitted or required by Applicable Law, in accordance with Section 5.05, or (ii) other records that Seller retains as Excluded Assets.
SECTION 5.04.    Best Efforts. On the terms and subject to the conditions of this Agreement (including Sections 5.04(b) and 5.04(c)), each of Seller and Purchaser will use (and shall cause their respective Subsidiaries to use) its best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Acquisition, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Acquisition, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Acquisition (and in any event no later than the Outside Date), and (iv) obtain as promptly as practicable all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Each of Seller and Purchaser will not, and will not permit any of their respective Subsidiaries or other Affiliates to, take any actions that would reasonably be expected to result in any of the conditions set forth in Article VII either being materially delayed or not being satisfied.
(b)    In furtherance and not in limitation of the foregoing, each of Seller and Purchaser will (i) as promptly as practicable, but in no event later than 10 business days after the date of the public announcement of this Agreement, unless agreed by both Seller and Purchaser, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a Notification and Report Form pursuant to the HSR Act with respect to the Acquisition and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by the FTC, the DOJ or any other Governmental Entity pursuant to the HSR Act or any other Antitrust Law and use its best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.04 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Each of Seller and Purchaser will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under the HSR Act or such other Antitrust Law.
(c)    Except as otherwise expressly set forth in this Section 5.04(c) and Section 5.04(c) of the Seller Disclosure Schedule, Purchaser agrees to take, or cause to be taken (including by its subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under any Antitrust Law with respect to the Acquisition, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Acquisition, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Purchaser (or any of its subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Purchaser or its subsidiaries and (iii) otherwise taking or committing to take any action that would limit Purchaser’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Purchaser or its subsidiaries, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or delay the Closing beyond the Outside Date. For the avoidance of doubt, except as set forth in Section 5.04(c) of the Seller Disclosure Schedule, nothing in this Agreement shall require Seller to, and Purchaser may not and may not agree to, divest, hold separate or otherwise take any action that limits Purchaser’s, Seller’s or their respective subsidiaries’ freedom of action, ownership or control with respect to, any of the businesses, assets, equity interests, product lines or properties of Seller or any of its subsidiaries, including the Transferred Assets.
(d)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.04, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Acquisition or any transaction contemplated by this Agreement or the Ancillary Agreements as violative of any Antitrust Law, each of Purchaser and Seller shall use best efforts (up to the Outside Date) to contest and resist, and Purchaser shall control, any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Acquisition.
(e)    Each of Seller and Purchaser, shall use (and shall cause their respective Subsidiaries to use) its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Acquisition and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Acquisition, including any proceeding initiated by a private party, (ii) promptly inform the other Party of (and supply to the other Party) any communication received by such Party from, or given by such Party to, the FTC, the DOJ, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Acquisition, (iii) permit the other Party to review in advance and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any clearances required under any Antitrust Law in connection with the Acquisition and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences in connection with the Acquisition. Except as set forth in Section 5.04(c) of the Seller Disclosure Schedule, Purchaser shall have principal responsibility for devising and implementing the strategy for obtaining any necessary approval, for responding to any request, inquiry, or investigation, and for leading all meetings and communications with any Governmental Entity that has authority to enforce Antitrust Laws. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve the applicable privilege.
(f)    (i) Purchaser will file applications for issuance of all pharmacy, durable medical equipment seller, and other business Permits (including Drug Enforcement Administration (“DEA”) registration numbers and other applicable DEA forms, NCPDP/NPI numbers, and other similar registrations and numbers) for each pharmacy and medical clinic included in the Business with the appropriate Governmental Entities within the period required by Applicable Law, (ii) Seller will file any notices required with respect to the applications in sub-section (i) above, and (iii) Purchaser and Seller will use best efforts to accomplish and facilitate the issuance of any such pharmacy, durable medical equipment seller, and other business Permits to Purchaser. Purchaser will pay all costs associated with the application for issuance of such pharmacy, durable medical equipment seller, and other business Permits.
SECTION 5.05.    Pharmacy and Medical Records; Prescriptions.
(a)    Purchaser will engage a firm reasonably acceptable to Seller (the “Data Converter”) to convert the prescription records; medical records; customer records, lists, and profiles; documents, instruments, papers, books, in-store computer files and records and all other records of Seller or any Seller Affiliate in any media relating to patients, doctors, pharmaceuticals, controlled substances, and prescriptions administered by or filled at the pharmacies and medical clinics included in the Business or otherwise relating to the Business, in each case, that may be transferred or assigned to Purchaser under Applicable Law (collectively, the “Pharmacy and Medical Records”) to a format specified by Purchaser, with all costs and expenses of the Data Converter to be borne by Purchaser. If requested by Seller, Purchaser will cause the Data Converter to enter into a business associate agreement with Seller or Purchaser in connection with the conversion of the Pharmacy and Medical Records under this Section 5.05. Seller will, or will cause Seller Affiliates to, provide such access, information, and cooperation to the Data Converter as may be reasonably required to enable the Data Converter to deliver the Pharmacy and Medical Records to Purchaser at least 30 days prior to the Closing Date. The Data Converter may, in turn, provide Purchaser with access to the Pharmacy and Medical Records. Seller may retain a copy of all Pharmacy and Medical Records as reasonably necessary for regulatory, insurance, defense of claims purposes, or as permitted or required by Applicable Law.
(b)    Prior to the Closing Date, Purchaser (i) may use the Pharmacy and Medical Records solely for purposes of ensuring that Purchaser is ready and able to fill prescriptions and provide medical services as of the Closing; provided, however, that Purchaser may only use the minimally necessary Pharmacy and Medical Records to accomplish such purpose, and (ii) may not directly or through use of any subcontractor or agent, in whole or in part, aggregate or de-identify the Pharmacy and Medical Records.
(c)    If Seller receives payment from any patient, third-party payor, or other source for any prescription filled or medical service performed by Purchaser on or after the Closing Date or Purchaser receives payment from any patient, third-party payor, or other source for any prescription filled or medical service performed by Seller or a Seller Affiliate before the Closing Date, the receiving Party will report to the other Party in reasonable detail within 60 days of receipt and will, simultaneously with or promptly after each report, pay to the other Party the aggregate amount of the misdirected payments reflected in such report.
(d)    Seller shall, and shall cause the Seller Affiliates to, use commercially reasonable efforts to separate prior to the Closing all patient billing records, medical records, manuals, files and Pharmacy and Medical Records owned by Seller or any of the Seller Affiliates that are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Business from documents or databases that are not used or held for use exclusively in, or that do not arise exclusively out of, the operation or conduct of the Business.
SECTION 5.06.    Notification; Licenses; Provider Numbers; HIPAA Compliance.
(a)    Purchaser will notify Business patients, state boards of pharmacy, the DEA, and all other applicable authorities of the sale, transfer, acquisition, and possession of the Transferred Assets, including the Transferred Inventory, and the Pharmacy and Medical Records; provided, however, that prior to notifying Business patients, Purchaser must obtain written approval from Seller of the notice content; and provided further that Seller shall, and shall cause the Seller Affiliates to, submit any of such notifications that Seller or the Seller Affiliates are required to submit under Applicable Law. Purchaser will be responsible for determining which change of ownership requirements, new licensure requirements, and notice requirements are necessary for Purchaser to obtain all licenses and other Permits desired by Purchaser in connection with the Business and sale of the Transferred Assets. Upon request or reasonable notice to Seller, Seller shall, and shall cause the Seller Affiliates to, cooperate with Purchaser to effect the transfer of or in the application for, as and if Purchaser requests, licenses and all pharmacy and other Permits desired by Purchaser in connection with the Business or the sale of the Transferred Assets hereunder. Seller shall, and shall cause the Seller Affiliates to, further cooperate with Purchaser, as and if Purchaser requests, to effect a transfer to Purchaser of Seller’s and Seller Affiliates’ third party provider numbers, which transfer may include Seller’s and Seller Affiliates’ NPI and NCPDP numbers assigned to the pharmacies and medical clinics of the Business. Seller expressly acknowledges and agrees that the determination of whether or not to assume shall be at Purchaser’s sole discretion, and Purchaser may disclaim and decline assumption of the Medicare provider numbers of Seller or the Seller Affiliates in Purchaser’s sole discretion. Additionally, except as otherwise expressly provided in a Power of Attorney, Purchaser expressly disclaims and declines assumption of any of Seller’s or any Seller Affiliate’s third party provider numbers or licenses that shall not be otherwise transferred to Purchaser pursuant to this Section 5.06(a) and Section 1.02(a)(v). Notwithstanding the foregoing, Purchaser shall not be deemed to have assumed any and all obligations or Liabilities of Seller, Seller Affiliates or the Transferred Assets with respect to all third party provider numbers and licenses arising from or related to acts or omissions occurring on or prior to the Closing and said obligations or Liabilities shall remain with Seller and Seller Affiliates. Notwithstanding anything herein to the contrary, the terms and provisions of this Section 5.06(a) shall survive the Closing.
(b)    In the event that any third party provider numbers issued by any Governmental Entity necessary for the Purchaser’s ownership or operation of the pharmacies and medical clinics of the Business (including any Transferred Permit related to any DEA, any state board of pharmacy, and any state Medicaid license, registration or enrollment) shall not have been issued or transferred to Purchaser as of the Closing, or Purchaser has not obtained any licenses desired by Purchaser prior to the Closing, in each case as contemplated by the preceding subsection (a), Seller shall, and shall cause the Seller Affiliates to, allow Purchaser the right to use any such provider numbers or licenses as Purchaser may require pursuant to a Power of Attorney and any other instruments and agreements as are reasonably necessary to allow Purchaser to utilize Seller’s and the Seller Affiliates’ provider numbers or licenses, to the extent permitted under Applicable Law, in Purchaser’s ownership or operation of the Business. Such Power of Attorney shall be delivered by Seller or the Seller Affiliates, as applicable, on or before the Closing Date and shall be effective until the sooner of: (i) the period permitted under Applicable Law, or (ii) in the case of the applicable provider numbers, the transfer is completed or, at Purchaser’s election, Purchaser is issued new provider numbers and, in the case of the applicable licenses, the transfer is completed or, at Purchaser’s election, Purchaser obtains new licenses. Seller shall not, and shall cause the Seller Affiliates not to, surrender, cancel or terminate any third party provider numbers or licenses that are the subject of the Power of Attorney while the Power of Attorney is in effect. Purchaser’s exercise of the right to use provider numbers and licenses after the Closing as set forth in this paragraph does not limit the Assumed Liabilities of Seller as set forth in Section 1.04. Purchaser will indemnify Seller or the applicable Seller Affiliate for any and all Liabilities or Losses arising out of Purchaser’s use of any third party provider number or license of Seller or that Seller Affiliate.
(c)    Each Party will make the Pharmacy and Medical Records available for access to patients and disclosures to other authorized third parties to the extent required by the Health Insurance Portability and Accessibility Act (“HIPAA”) and other Applicable Laws. Purchaser will respond to any inquiries relating to patient rights under HIPAA privacy standards after Closing; provided, that if Purchaser’s non-receipt from Seller of any Pharmacy and Medical Records prevents Purchaser from providing a complete response to such inquiries, then Seller will, upon written request from Purchaser, cooperate with Purchaser in preparing a response.
SECTION 5.07.    Notices of Certain Events.
From the date hereof until the Closing Date, each Party shall promptly notify the other Party of:

(a)    any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;
(b)    any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(c)    any Event, change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.
Purchaser’s receipt of information pursuant to this Section 5.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedules.
SECTION 5.08.    Termination of Related Party Arrangements.
Except as set forth in Section 5.08 of the Seller Disclosure Schedule or as contemplated in any Ancillary Agreement, all accounts, transactions and Contracts related to the Business (other than those which constitute Retained Liabilities) between Seller or any of the Seller Affiliates, on the one hand, and any Related Person thereof, on the other hand, shall be terminated and cancelled without any consideration or further Liability to the Business or Purchaser and without the need for any further documentation, immediately prior to or at the Closing Date.
SECTION 5.09.    Further Assurance. Following the Closing, if Seller or any Seller Affiliate becomes aware of, or Purchaser brings to the attention of Seller the existence of any Transferred Assets that were not properly transferred to Purchaser at Closing, then such Transferred Assets shall be transferred to Purchaser (or to one or more Affiliates of Purchaser designated by Purchaser) as soon as reasonably practicable thereafter for no additional consideration. This provision, however, shall not limit, in any way, the rights and remedies of Purchaser under this Agreement or any Ancillary Agreements. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE VI
Employment Matters
SECTION 6.01.    Continuation of Employment; Credited Service.
(a)     For purposes of this Agreement, the term “Business Employee” refers to each employee of Seller or any of the Seller Affiliates who, as of the Closing Date, is employed primarily in connection with the Business; provided, that “Business Employee” does not include any Corporate level employee. Section 6.01(a)(i) of the Seller Disclosure Schedule sets forth a list of the pharmacy and clinic job titles of the Business Employees. Within 2 days from the date of this Agreement, Seller will provide to Purchaser a list of Business Employees, in a form mutually agreeable by Purchaser and Seller and including the information set forth on Section 6.01(a)(ii) of the Seller Disclosure Schedule (an “Employee Census”). Seller will deliver to Purchaser an updated Employee Census at least once every 30 days after the delivery of the initial Employee Census and at such times as reasonably requested by Purchaser with 3 days notice, which shall not be more frequent than weekly, (each, an “Interim Employee Census”) and a final Employee Census one day after the Closing Date (the “Closing Employee Census”). The Closing Employee Census shall only include Business Employees employed as of the Closing Date. No later than 3 business days prior to the anticipated Closing Date, Purchaser will offer employment to all Business Employees listed on the most recent Interim Employee Census, except those on long-term disability (“LTD Business Employees”) or an unauthorized leave of absence, provided that (1) Seller has provided to Purchaser the Employee Census and each Interim Employee Census, as required under this Section 6.01(a), (2) any offer of employment to a Business Employee who is hired after the date of the last Interim Employee Census may be made within 72 hours of Purchaser receiving the Closing Employee Census; and (3) such offers of employment to any Business Employee on an approved leave of absence will be made contingent on such Business Employee’s return to work within 150 days following the date such Business Employee’s leave began (the “Leave Commencement Date”). Nothing herein shall preclude the Purchaser from making an offer of employment to an LTD Business Employee who is able to present documentation from a medical provider to the Purchaser showing that such LTD Business Employee is able to perform the essential functions of the job such LTD Business Employee held with Seller on the date of the Agreement, with or without a reasonable accommodation, so long as such LTD Business Employee does so within six months after the Closing Date.
(b)    Seller and Seller Affiliates shall reconcile the Closing Employee Census within 5 business days after the Closing Date and promptly notify Purchaser of any additional Business Employees who were actively at work in the one week period prior to the Closing Date, but were not identified on any Employee Census due to an error or omission. Purchaser shall use its commercially reasonable best efforts to extend offers of employment to such Business Employees as described herein (subject to the conditions described in Section 6.01(c)) within 72 hours of receiving written notice from Seller. Purchaser shall have a reasonable period of time to conduct Purchaser’s customary pre-employment screenings. Employees who do not satisfy the conditions of the offer or do not accept the offer shall not become Transferred Employees for purposes of this Agreement. Purchasers shall have no liability with respect to such Business Employees and shall have no obligation to reimburse Seller for any wages or benefits costs associated with these Business Employees.
(c)    Each offer of employment pursuant to Section 6.01(a) and (b) will (A) provide that employment with Purchaser shall become effective as of 12:01 a.m. on the Closing Date or, for those Business Employees on an approved leave of absence at the time the offer is made, as of 12:01 a.m. on the date such Business Employee returns to work within 150 days following the Leave Commencement Date; (B) be for a position that is comparable to the type of position held by the applicable Business Employee immediately prior to the Closing Date, at a geographic location that is within 10 miles of such Business Employee’s place of work immediately prior to the Closing Date; (C) contain terms regarding base salary or wages that are no less favorable than the base salary or wages applicable to the Business Employee immediately prior to the Closing Date; and (D) otherwise comply in all respects with Applicable Laws and Purchaser’s covenants set forth in this Article VI. Notwithstanding anything to the contrary, each offer of employment shall be on an employment “at-will” basis and such employment shall be conditional upon such Business Employee’s satisfactory passage of Purchaser’s customary pre-employment background, criminal, immigration and other checks, meeting applicable Board of Pharmacy requirements (including fingerprinting) and upon such Business Employee’s satisfactory completion of a drug screening procedure (collectively, the “Employment Screenings”). Each Business Employee who accepts Purchaser’s offer of employment and satisfies the conditions of the Purchaser’s offer of employment, as of the first date he or she is either (i) actively at work on or after the Closing Date or (ii) returns from an approved leave of absence after the Closing Date and within 150 days of the Leave Commencement Date (as applicable in each case, the “Transfer Time”), is referred to herein as a “Transferred Employee.” Effective as of the Transfer Time, each Transferred Employee will cease to be an employee of Seller and will cease to participate in any Seller Benefit Plan. The offer of employment to any Business Employee who does not, upon conclusion of any applicable appeals (which shall be resolved within 10 days after such Business Employee’s receipt of a pre-adverse action letter (the “Final Appeal Date”)), pass all required Employment Screenings shall be promptly withdrawn and such Business Employee shall not be treated as a Transferred Employee for purposes of this Agreement. Notwithstanding the foregoing, Purchaser shall reimburse Seller, under the terms set forth in the Transition Services Agreement, for any salary or wages earned by, and the allocable cost of the employer portion of the premium for benefits provided to, such Business Employee for the period from the Closing Date through the Final Appeal Date. Nothing herein will be construed as a representation, warranty, covenant or guarantee by Seller or any Seller Affiliate that some or all of the Business Employees will accept the offer of employment from Purchaser. Notwithstanding anything to the contrary and regardless of any other provision in this Agreement, Purchaser shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to Applicable Law.
(d)    From and after the Transfer Time, Purchaser will give each Transferred Employee full credit for such Transferred Employee’s service with Seller, the Seller Affiliates and any of their respective predecessor employers (to the same extent such service was recognized by Seller and the Seller Affiliates immediately prior to the Transfer Time, except to the extent such credit would result in duplication of benefits), for eligibility to participate and vesting purposes in any employee benefit plans or arrangements maintained by Purchaser and its Affiliates and for levels of any vacation, paid time off, or severance plan or arrangement maintained by Purchaser and its Affiliates.
SECTION 6.02.    Continuation of Benefits. For the one-year period immediately following the Closing Date, Purchaser will, or will cause its Affiliates to, provide each Transferred Employee with (a) salary or a base wage rate, as applicable, that in each case is no less favorable to such Transferred Employee than that in effect immediately prior to the Transfer Time, (b) annual cash bonus opportunity no less favorable to such Transferred Employee than those annual cash bonus opportunities applicable to similar situated employees of Purchaser and its Affiliates, it being understood that such opportunity for the then current annual performance period shall be prorated for the remainder of the performance period between the Transfer Time and the end of the then current annual performance period, (c) beginning for the 2016 performance year, equity and equity-based compensation plans and arrangements that are substantially comparable to those applicable to similarly situated employees of Purchaser and its Affiliates, and (d) employee benefit plans and arrangements (other than salary, annual cash bonus opportunities and equity and equity-based compensation plans and arrangements) that are at least substantially comparable in the aggregate to either those applicable to the Transferred Employees in effect immediately prior to the Transfer Time or those applicable to similarly situated employees of Purchaser and its Affiliates when applying the same eligibility criteria that apply in the normal course to Purchaser employees. To fulfill the obligations set forth in this Section 6.02(d) in respect to group medical, dental, and vision coverage, if considered reasonably necessary by Purchaser to effectuate an orderly transition of participation from Seller’s to Purchaser’s group medical, dental, and vision plans, Purchaser may provide such benefits to a Transferred Employee, by covering the portion of the cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in respect of Seller’s group medical, dental and vision plans in an amount equal to the difference between (i) the COBRA premium applicable to such Transferred Employee and (ii) the amount of the Transferred Employee’s employee premium as in effect immediately prior to the Transfer Time. If Purchaser chooses to provide group medical, dental and vision coverage in this manner, (A) payment of such premiums by Purchaser would continue only during the period between the Transfer Time and the last date on which the Transferred Employee had the opportunity to enroll in Purchaser’s group medical, dental and vision plans, which date shall be no later than June 1, 2016; (B) Purchaser will pay the full amount of such premiums to Seller under the terms of the Transition Services Agreement and shall collect from each impacted Transferred Employee the employee portion of the premium, and (C) premiums will be based on the COBRA premiums established in the normal course by Seller under its applicable group health plans for the period at issue.
SECTION 6.03.    Severance. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees to provide each Transferred Employee whose employment is terminated (other than for cause) by Purchaser or its Affiliates during the one-year period immediately following the Closing Date with severance benefits that are no less favorable than the greater of (a) the severance benefits provided by the Seller severance plan applicable to such Transferred Employee immediately prior to the Closing Date (or, if no such severance plan is in effect at the time, the severance benefits typically provided to other similarly situated employees of Seller or the applicable Seller Affiliate), in either case, as set forth in Section 6.03 of the Seller Disclosure Schedules and (b) the severance benefits such Transferred Employee would be entitled to receive under the plan, program, policy, agreement or arrangement of Purchaser or its Affiliates applicable to similarly situated employees immediately prior to such termination, in each case taking into account such Transferred Employee’s length of service with Seller or the applicable Seller Affiliate as provided in Section 6.01(d). Seller and Purchaser intend that the Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing. Purchaser will assume all Liabilities in respect of claims made by any Business Employees arising solely out of, relating to or in respect of (a) Purchaser’s failure to offer employment to any Business Employee in accordance with this Agreement or (b) any Transferred Employee’s termination of employment after the Transfer Time. In accordance with Section 6.08, Purchaser shall not have any obligations for any Liabilities in respect of Business Employees (i) who do not accept or (ii) except for the limited reimbursement set forth in Section 6.01(c), do not satisfy the conditions of, Purchaser’s offer of employment made in accordance with this Agreement.

SECTION 6.04.    Tax-Qualified Savings/401(k) Plan.
(a)    No later than the Closing Date, Purchaser will have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, “Purchaser’s 401(k) Plan”) in which Transferred Employees shall be eligible to participate on the same terms and conditions as similarly situated employees of the Purchaser participate, taking into account such Transferred Employee’s length of service with Seller or the applicable Seller Affiliate as provided in Section 6.01(d). Each Transferred Employee participating in the Target Corporation 401(k) Plan (“Seller’s 401(k) Plan”) as of the Transfer Time will become eligible to participate in Purchaser’s 401(k) Plan as soon as administratively possible following the Transfer Time.
(b)    Purchaser agrees to cause Purchaser’s 401(k) Plan to allow each Transferred Employee to make a “direct rollover” to Purchaser’s 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under Seller’s 401(k) Plan if (i) such direct rollover is elected in accordance with Applicable Law by such Transferred Employee and (ii) such rollover is allowable under Applicable Law after any amendment required to implement this provision, as reasonably determined by the plan sponsor.
SECTION 6.05.    Certain Welfare Benefits Matters.
(a)    With respect to any employee benefit plan of Purchaser that provides group welfare benefits, including life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits in which Transferred Employees are eligible to participate (“Purchaser Welfare Plans”), Purchaser will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents under the Purchaser Welfare Plans to the extent waived or satisfied under the applicable corresponding Seller Benefit Plan immediately prior to the Transfer Time and (ii) provide each Transferred Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Transfer Time for the plan year in which the Transfer Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plans in which such Transferred Employee participates after the Transfer Time.
(b)    Seller and the applicable Seller Affiliates will be responsible in accordance with their respective welfare plans in effect prior to the Transfer Time for all claims incurred under such plans (i) prior to the Transfer Time by Transferred Employees and their eligible dependents and (ii) prior to, on or after the Transfer Time for any Business Employee who does not become a Transferred Employee. Purchaser will be responsible in accordance with the applicable Purchaser Welfare Plans for all claims incurred on or after the Transfer Time by Transferred Employees and their eligible dependents. For purposes of this Section 6.05(b), a claim is deemed to have been incurred on (i) the date of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies or (ii) the date on which the charge or expense giving rise to such claim is incurred (without regard to the date of inception of the related illness or injury or the date of the submission of the claim related thereto) in the case of all other claims.

(c)    Seller is responsible for all claims for workers’ compensation benefits which are incurred prior to the Transfer Time by Transferred Employees that are payable under the terms and conditions of the workers’ compensation programs of Seller and the Seller Affiliates. Purchaser is responsible for all claims for workers’ compensation benefits that are first incurred from and after the Transfer Time by Transferred Employees that are payable under the terms and conditions of the workers’ compensation programs of Purchaser and its Affiliates. In respect of any claims for worker’s compensation benefits for which is considered incurred both prior to and after the Transfer Time, Seller and Purchaser will apportion Liability relating to such workers’ compensation claims in accordance with Applicable Law. For purposes of this Section 6.05(c), a claim for workers’ compensation benefits is deemed to be incurred when the event giving rise to the claim occurs.
SECTION 6.06.    Bonus/Incentive Plan. Seller will make a prorated annual cash bonus/incentive payment to each Transferred Employee who is eligible for such bonus/incentive payment as of the Closing and remains employed through the Closing, in the amount (if any) of which will equal the product of the applicable Transferred Employee’s annual bonus/incentive amount (as described in the next sentence) multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Closing Date occurs that elapse prior to the Closing Date, and the denominator of which is 365. Seller may determine the annual bonus/incentive amount using any good faith methodology (which need not be the same for each Transferred Employee but shall be the same for groups of similarly situated employees), including by basing such amount upon target bonus or upon actual performance. Such prorated bonuses/incentives will be paid by Seller no later than the date on which Seller pays annual bonuses to other similarly situated employees of Seller and its Affiliates.
SECTION 6.07.    Accrued Vacation and Paid Time Off. Seller or the applicable Seller Affiliate will pay each Transferred Employee any vacation pay and any other paid time off pay that has been accrued or earned but not yet taken through the Transfer Time as required under the applicable Seller Benefit Plan policies and Applicable Law with such payment occurring in a timely fashion and not later than the date such payment is required by Applicable Law.
SECTION 6.08.    Liabilities. Except as otherwise specifically provided in this Article VI, effective as of the Closing, (a) Seller and the Seller Affiliates will retain all Liabilities relating to employment and employee benefits that are incurred or arise prior to the Closing Date and, in the case of amounts set forth on Section 3.11(e)(i) of the Seller Disclosure Schedules that arise on the Closing Date, in each case, that relate to the Business Employees (or any dependent or beneficiary of any Business Employee) and (b) Purchaser will not assume any such Liabilities. Except as otherwise specifically provided in this Article VI, effective as of the Closing, (i) Purchaser will assume all Liabilities that are incurred or arise on or after the Closing Date and that relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) other than those amounts set forth on Section 3.11(e)(i) of the Seller Disclosure Schedules and (ii) Seller and the Seller Affiliates will not retain any such Liabilities.
SECTION 6.09.    WARN Act. Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local law, and to otherwise comply with any such law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Closing Date. Purchaser will not, and will cause its Affiliates not to, take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller or the Seller Affiliates that occurs before the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar state or local law, or that would create any Liability (including any penalty) to Seller or the Seller Affiliates for any employment terminations under Applicable Law. Seller will notify Purchaser prior to the Closing of any layoffs of any Business Employees in the 90-day period prior to the Closing.
SECTION 6.10.    Administration; Employee Communications. Following the date of this Agreement, Seller and Purchaser will reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including exchanging information and data relating to workers’ compensation, ACA compliance and reporting obligations, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.
(a)    From the date of this Agreement to the Closing, Purchaser will consult with Seller and Seller will consult with Purchaser before distributing any communications to Business Employees relating to post-Closing employee benefits, post-Closing terms of employment, or (as to communications by Purchaser only) other matters relating to the transactions contemplated by this Agreement. Nothing in this Section 6.10 would limit Seller’s right to communicate with Business Employees as Seller employees generally or as participants in a Seller Benefit Plan.
(b)    Following the Transfer Time, Seller will cease any direct communication with a Transferred Employee except to the extent such communication is required or permitted under this Agreement, the Seller Benefit Plans, the Pharmacy Operating Agreement, the Clinic Operating Agreement or the Transition Services Agreement.
SECTION 6.11.    Employment Tax Reporting Responsibility. Purchaser and Seller shall follow the alternative procedure for employment tax reporting as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Seller will have no employment tax reporting responsibilities, and Purchaser will have full employment tax reporting responsibilities, for Transferred Employees as of 12:01 a.m. on the Closing Date. Seller shall provide all employment tax information at a time and in a format as shall be reasonably requested by the Purchaser.
SECTION 6.12.    Immigration. Seller shall provide to Purchaser, not less than 30 days prior to the anticipated Closing Date, all immigration documentation for all Business Employees sponsored by Seller for any immigration related benefits.
SECTION 6.13. No Third-Party Beneficiaries. Notwithstanding any other provision herein to the contrary and without limiting the generality of Section 12.02, no provision of this Article VI will (a) be construed to establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement, (b) limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (c) create any third-party beneficiary rights or obligations in any person (including for the avoidance of doubt any Business Employee) other than the Parties or any right to employment or continued employment or to a particular term or condition of employment with Purchaser or any of its Affiliates.
ARTICLE VII
Conditions to Closing
SECTION 7.01.    Conditions to Each Party’s Obligation. The obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Closing Date of the following conditions:
(a)    Governmental Approvals. (i) The waiting period applicable to the Acquisition under the HSR Act will have expired or been terminated, and (ii) all other material Consents of, or filings or submissions with, or expirations or terminations of waiting periods imposed by, any Governmental Entity legally required for the consummation of the Acquisition and listed on Section 7.01(a) of the Seller Disclosure Schedules will have been obtained or made or will have occurred.
(b)    No Injunctions or Restraints. No Applicable Law, Judgment or ruling (“Restraint”) enacted, entered, promulgated, amended, enforced or issued by any Governmental Entity shall be in effect restraining, enjoining, preventing or prohibiting the consummation of the Acquisition.
SECTION 7.02.    Conditions to Obligation of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Seller contained in Section 3.01 (Organization and Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), and the first sentence of Section 3.05 (Transferred Assets Other than Intellectual Property) will be true and correct, except for de minimis inaccuracies, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Seller contained in this Agreement (other than Section 3.01 (Organization and Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), and the first sentence of Section 3.05 (Transferred Assets Other than Intellectual Property)) will be true and correct (without regard to any qualifications as to material, materiality, material respects, or Material Adverse Effect (or any correlative term) contained in such representations and warranties) on and as of the date hereof and on and as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties will be true and correct on and as of such specific date), in each case except for breaches as to matters that would not reasonably be expected, in the aggregate, to have a Business Material Adverse Effect.

(b)    Performance of Obligations of Seller. Seller will have duly performed or complied in all material respects with all agreements, conditions, obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
(c)    Ancillary Agreements. Seller shall have duly executed and delivered or caused to be duly executed and delivered to Purchaser each of the items set forth in Section 2.02(a) and any other Ancillary Agreements contemplated hereby.
(d)    Material Adverse Effect. The representations and warranties of Seller contained in Section 3.12(b) will be true and correct on and as of the date hereof and on and as of the Closing Date (as though made on and as of the Closing Date and as though the representations and warranties contained in Section 3.12(b) applied to the period from the date of the Most Recent Unaudited Financial Information to the Closing Date).
SECTION 7.03.    Conditions to Obligation of Seller. The obligations of Seller to, or to cause the Seller Affiliates to, consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in Sections 4.01 (Organization and Standing) and 4.02 (Authority; Execution and Delivery; Enforceability) will be true and correct, except for de minimis inaccuracies, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Purchaser in this Agreement (other than Sections 4.01 (Organization and Standing) and 4.02 (Authority; Execution and Delivery; Enforceability)) will be true and correct (without regard to any qualifications as to material, materiality, material respects, or Material Adverse Effect (or any correlative term) contained in such representations and warranties) on and as of the date hereof and on and as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties will be true and correct on and as of such specific date), in each case except for breaches as to matters that would not reasonably be expected, in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or otherwise comply with the terms of this Agreement.
(b)    Performance of Obligations of Purchaser. Purchaser will duly have performed or complied in all material respects with all agreements, conditions, obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.
(c)    Ancillary Agreements. Purchaser shall have duly executed and delivered to Seller each of the Ancillary Agreements set forth in Section 2.02(b) to which it is a party.
SECTION 7.04.    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VIII
Termination; Effect of Termination
SECTION 8.01.    Termination.
(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(i)    by mutual written consent of Seller and Purchaser;
(ii)    by Seller, if any of the conditions set forth in Section 7.03 become incapable of fulfillment by the Outside Date and have not been waived by Seller;
(iii)    by Purchaser, if any of the conditions set forth in Section 7.02 become incapable of fulfillment by the Outside Date and have not been waived by Purchaser;
(iv)    by Seller or Purchaser, if the Closing does not occur on or prior to March 15, 2016 (the “Outside Date”); provided, however, that if as of such date all the conditions set forth in Sections 7.02 and 7.03 have been satisfied or waived, or would be capable of satisfaction at the Closing, then either the Purchaser or Seller may extend the Outside Date to September 15, 2016; and provided, further, that the right to terminate this Agreement under this Section 8.01(a)(iv) shall not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or
(v)    by Seller or Purchaser (x) if there shall be any Applicable Law that would make the consummation of the transactions contemplated hereby illegal or otherwise prohibited or (y) any other Restraint having the effect set forth in Section 7.01(b) shall be in effect and shall have become final and nonappealable, such that the conditions set forth in Section 7.01 have become incapable of fulfillment by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.01(a)(v) shall not be available to a Party if such Restraint was due to the failure of such Party to perform any of its obligations under this Agreement.
(b)    In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof will forthwith be given to the other Party and the transactions contemplated by this Agreement will be abandoned, without further action by any Party. If the transactions contemplated by this Agreement are abandoned as provided herein:
(i)    Each of Purchaser and Seller will, and will cause each of its directors, officers, employees, agents, representatives and advisors to, destroy all documents and other material received from the other Party or such other Party’s representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof in accordance with and subject to the terms of the Confidentiality Agreement; and

(ii)    all confidential information received by each of Purchaser and Seller, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of the other Party and such other Party’s Affiliates (including with respect to the Business) will be treated in accordance with the Confidentiality Agreement, which will remain in full force and effect notwithstanding the termination of this Agreement in accordance therewith.
SECTION 8.02.    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as permitted by Section 8.01, then the following will occur:
(a)    This Agreement will become null and void and of no further force and effect, except for the provisions of (a) Section 5.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or Seller’s representatives, (b) Section 8.01 and this Section 8.02 (and any other provision herein related to the payment of the Reverse Termination Fee), (c) Section 11.01 relating to publicity, and (d) Article XII relating to miscellaneous matters, including responsibility for certain expenses (including finder’s fees and broker’s fees). Nothing in Section 8.01 or this Section 8.02 will be deemed to release any Party from any Liability for fraud or any breach by such Party of the terms, conditions and other provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement.
(b)    Purchaser shall return to Seller, or, if Seller gives written permission, destroy, all of the Pharmacy and Medical Records in whatever form or medium and retain no copies of such Pharmacy and Medical Records. Purchaser shall complete such return or destruction as promptly as possible, but in no event later than 15 days from the date of the termination of this Agreement. Promptly after the date that Purchaser returns or destroys all Pharmacy and Medical Records, Purchaser shall provide written confirmation to Seller that the return or destruction of the Pharmacy and Medical Records has been completed and that neither Purchaser nor any subcontractor or agent of Purchaser retains any Pharmacy and Medical Records in any form.
(c)    Purchaser will indemnify, defend and hold harmless each of the Seller Indemnitees from and against any and all Losses suffered or incurred by such Seller Indemnitee arising out of or related to the use, disclosure, access, maintenance, transmission, or handling of the Pharmacy and Medical Records by the Data Converter, Purchaser, or any of their subcontractors or agents, whether before or after this Agreement is terminated, including all Liabilities arising under HIPAA, state data breach notification laws, state social security number protection laws, and all federal and state consumer protection laws, and all other Applicable Laws concerning the privacy or security of personal information.
(d)    Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Purchaser or Seller pursuant to either Section 8.01(a)(iv) or Section 8.01(a)(v) (in the case of Section 8.01(a)(v) to the extent arising in connection with any Antitrust Law) and, at the time of either such termination, all of the conditions to closing set forth in Sections 7.01 and 7.02 have been satisfied or waived in writing (or, if the Closing were to have taken place on the date of termination, such conditions would have been satisfied), other than the conditions set forth in Section 7.01(a) or Section 7.01(b) (if the Applicable Law, Judgment or ruling relates to any Antitrust Law), then Purchaser shall pay to the Seller an amount in cash equal to $150,000,000 (the “Reverse Termination Fee”) within two (2) business days of such termination.
ARTICLE IX
Indemnification
SECTION 9.01.    Indemnification by Seller. Subject to the limitations set forth in Section 9.04, from and after the Closing, Seller will indemnify, defend and hold harmless Purchaser and each of its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including losses resulting from the defense, settlement or compromise of a claim or demand or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation (collectively, “Losses”) suffered or incurred by such Purchaser Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 9.01) to the extent arising out of or resulting from any of the following:
(a)    any breach of any representation or warranty of Seller contained in this Agreement;
(b)    any breach of any covenant of Seller contained in this Agreement (for the avoidance of doubt, including the provisions set forth in Article XI); or
(c)    any Retained Liability.
SECTION 9.02.    Indemnification by Purchaser. Subject to the limitations set forth in Section 9.04, from and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and each of its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by such Seller Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 9.02) to the extent arising out of or resulting from any of the following:
(a)    any breach of any representation or warranty of Purchaser contained in this Agreement;
(b)    any breach of any covenant of Purchaser contained in this Agreement (for the avoidance of doubt, including the provisions set forth in Article XI); or
(c)    any Assumed Liability.
SECTION 9.03.    Indemnification Procedures.
(a)    Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.01 or 9.02 (a “Third Party Claim”), and such

Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party will promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant notices and documents (including court papers, if applicable) evidencing such Third Party Claim and the basis for indemnification sought and otherwise in reasonable detail. The Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (unless (1) the Indemnifying Party fails to defend diligently the action or proceeding within 10 days after receiving notice of such failure from the Indemnified Party, or (2) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnified Party may have legal defenses available to it that are not available to the Indemnifying Party or that a conflict of interest exists between the Indemnifying Party and the Indemnified Party), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense, (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnified Party, provides for equitable relief or may materially and adversely affect the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (such written consent not to be unreasonably withheld or delayed) and (iv) all the Indemnified Parties will cooperate in the defense or prosecution thereof, including the retention and (upon the Indemnifying Party’s request) the furnishing to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material furnished hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not unreasonably withhold consent to any judgment or agree to any settlement, compromise or discharge with respect to a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not file any papers, admit any liability or consent to the entry of any judgment or enter into any settlement with respect to, or otherwise compromise or discharge, such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.
(b)    Procedures for Non-Third Party Claims. The Indemnified Party will promptly provide the Indemnifying Party with written notice of its discovery of any matter giving rise to a claim of indemnity pursuant to this Article IX that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, with such written notice stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant notices and documents (including court papers, if applicable), evidencing such matter and the basis for indemnification sought and otherwise in reasonable detail. The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Section 9.03 with respect to such matter, except to the extent the Indemnifying Party is actually materially prejudiced by failure to give such notice. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
SECTION 9.04.    Limitations on Indemnification.
(a)    Except as set forth in Section 9.04(b) below, the representations and warranties of the Parties in this Agreement, and the covenants and agreements of the Parties in this Agreement that do not expressly survive the Closing, shall survive the Closing Date for a period of 18 months following the Closing Date.
(b)    The applicable statute of limitations shall be the survival period for any matter relating to (i) agreements and covenants that expressly survive Closing (except where such agreements or covenants are expressly limited to a specified period of time, in which case the specified period will be the survival period); (ii) fraud or willful or intentional misrepresentation of a material fact in connection with this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby; or (iii) any alleged or actual violation of the representations and warranties made in any of the following sections of this Agreement: Section 3.01 – “Organization and Standing”; Section 3.02 - “Authority; Execution and Delivery; Enforceability”; the first sentence of Section 3.05 – “Transferred Assets Other than Intellectual Property”; Section 3.09 – “Taxes”; Section 3.20 – “Brokers or Finders”; Section 4.01 – “Organization and Standing”; Section 4.02 – “Authority; Execution and Delivery; Enforceability”; or Section 4.06 – “Brokers or Finders” (the items set forth in Section 11.01(b)(iii) are collectively referred to as the “Fundamental Representations”).
(c)    Notwithstanding the foregoing provisions of this Article IX,
(i)    neither Seller nor Purchaser will be liable, pursuant to Section 9.01(a) and (b) or 9.02(a) and (b), for any Losses suffered by any Purchaser Indemnitee or Seller Indemnitee, as applicable, arising out of a breach of any representation, warranty or covenant of Seller or Purchaser, as applicable, herein unless a claim therefor is asserted in writing prior to the expiration of the survival period described in clauses (a) and (b) above, failing which such claim will be waived and extinguished;
(ii)    subject to subclause (v) below, neither Seller nor Purchaser will be liable, pursuant to Sections 9.01(a) and (b) or 9.02(a) and (b), as applicable, for any Losses suffered by any Purchaser Indemnitee or Seller Indemnitee, as applicable, unless the aggregate of all Losses suffered by the Purchaser Indemnitees or Seller Indemnitees, as applicable, exceeds on a cumulative basis, an amount equal to 2% of the Purchase Price and then Seller or Purchaser, as applicable, will only be liable to the extent of any such excess (with respect to each of Seller and Purchaser, the “Indemnity Threshold”);
(iii)    subject to subclause (v) below, the aggregate liability of each of Seller and Purchaser hereunder, pursuant to Section 9.01(a) and (b) or 9.02(a) and (b), as applicable, for Losses suffered by the Purchaser Indemnitees or Seller Indemnitees, as applicable, with respect a breach of any representation or warranty shall not exceed 7.5% of the Purchase Price (with respect to each of Seller and Purchaser, the “Indemnity Cap”);
(iv)    in no event will Seller be obligated to indemnify the Purchaser Indemnitees or any other person with respect to any matter to the extent that such matter was taken into account in the calculation of the Final Purchase Price pursuant to Section 2.04(c); and
(v)    neither the Indemnity Threshold nor the Indemnity Cap shall apply to any claims arising from a breach of the Fundamental Representations.
(d)    Purchaser acknowledges and agrees that (i) other than the representations and warranties of Seller specifically contained in Article III of this Agreement, none of Seller, any of the Seller Affiliates or any other person has made any representation or warranty either expressed or implied (A) with respect to the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements or (B) as to the accuracy or completeness of any information regarding the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements furnished or made available to Purchaser and its representatives, (ii) Purchaser has not relied on any representation or warranty from Seller, any of the Seller Affiliates or any other person in determining to enter into this Agreement, except as expressly set forth in Article III of this Agreement and (iii) no Purchaser Indemnitee will have any claim or right to indemnification pursuant to this Article IX and none of Seller, any of the Seller Affiliates or any other person will have or be subject to any Liability to any Purchaser Indemnitee or any other person with respect to any information, documents or materials furnished by Seller, any of the Seller Affiliates or any of their respective officers, directors, employees, agents or advisors to Purchaser, including any information, documents or materials made available to Purchaser and its representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated hereby or by the Ancillary Agreements (it being understood that this clause (iii) does not supersede or otherwise affect the representations and warranties of Seller specifically contained in Article III of this Agreement).
(e)    Purchaser further acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Purchaser Indemnitees with respect to any and all claims relating to this Agreement, the Ancillary Agreements, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby or by the Ancillary Agreements (other than (i) a claim for payment due pursuant to Section 2.04(c) or (ii) claims of, or causes of action arising from, fraud or willful misconduct) will be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, except pursuant to the indemnification provisions set forth in this Article IX, Purchaser hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than (i) a claim for payment due pursuant to Section 2.04(c) or (ii) claims of, or causes of action arising from, fraud or willful misconduct) Purchaser or any other Purchaser Indemnitee may have against Seller or any of the Seller Affiliates or any of their respective directors, officers, employees, agents or advisors arising under or based upon this Agreement, any Ancillary Agreement or any certificate delivered in connection herewith, any Applicable Law or otherwise.
SECTION 9.05.    Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IX will be net of any amounts actually realized and paid to the Indemnified Party (but deducting the present value of future insurance premium increases and all costs and expenses incurred by the Indemnified Party to recover such amounts) under insurance policies with respect to such Loss.
SECTION 9.06.    Tax Treatment of Indemnification. For all Tax purposes, Purchaser and Seller shall treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Final Purchase Price unless a final determination by the U.S. Internal Revenue Service (the “IRS”) (which determination will include the execution of an IRS Form 870‑AD or successor form) or the applicable Taxing Authority provides otherwise.
ARTICLE X
Tax Matters
SECTION 10.01.    Allocation of Certain Taxes. The Party that has the primary obligation to do so under Applicable Law will file any Tax Return that is required to be filed in respect of Taxes described in this Section 10.01, and such Party will pay the Taxes shown on such Tax Return. If any portion of such Taxes paid by Purchaser (or any refund of Taxes received by Purchaser) is allocable to the Pre-Closing Tax Period, or any portion of such Taxes paid by Seller (or any refund of Taxes received by Seller) is allocable to the Post-Closing Tax Period, Purchaser or Seller (as applicable) will pay to the other Party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).
SECTION 10.02.    Tax Matters.

(a)    At least seven days prior to the Closing Date, in consultation with Seller, Purchaser will provide Seller with an estimate of the allocation of the total consideration (including Assumed Liabilities) among the Transferred Assets on a separate basis for each of Seller and each of the Seller Affiliates in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law, as applicable. If Seller does not agree with such estimate, Seller and Purchaser will use good faith efforts to agree on an estimate prior to the Closing Date. If the Parties agree on an estimate prior to the Closing Date, the Parties will use such estimate for allocating the total consideration pursuant to this Agreement at the Closing. If the Parties cannot agree on an estimate prior to the

Closing Date, the Parties will use an estimate provided by Seller for allocating the total consideration pursuant to this Agreement at the Closing.
(b)    Without regard to the estimate determined pursuant to Section 10.02(a), within 90 days after the determination of the Final Purchase Price, Purchaser will provide Seller a proposed allocation (the “Allocation”) prepared on a separate basis and for each of Seller and each of the Seller Affiliates, and in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law, as applicable, of the total consideration (including Assumed Liabilities) among the Transferred Assets. The Allocation will become final and binding 30 days after Purchaser provides the Allocation to Seller, unless Seller objects in good faith that the Allocation is unreasonable. In that case, the Parties will attempt in good faith to agree upon the Allocation. If the Parties cannot agree on the Allocation, each Party will use its own allocation, as each such Party deems appropriate.
(c)    Any adjustments to the Final Purchase Price will be allocated in accordance with the agreement reached as set forth in Section 10.02(a).
(d)    Seller (and its Affiliates) and Purchaser (and its Affiliates) shall file all Tax Returns consistent with the final versions of the allocations and forms described in this Section 10.02.
SECTION 10.03.    Transfer Taxes. Seller and Purchaser will cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes. Seller and Purchaser, as appropriate, will execute and deliver, and Seller will cause each of the Seller Affiliates, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other Party to comply with any filing requirements relating to any such Transfer Taxes.
(a)    Purchaser and Seller will split equally any Transfer Taxes related to Real Property, if any (Seller’s portion of which shall be “Seller’s Allocable Portion” of Transfer Taxes related to Real Property). Purchaser will pay any Transfer Taxes other than Seller’s Allocable Portion of Transfer Taxes related to Real Property. Any Transfer Taxes due on the Closing Date will be paid on the Closing Date; provided, however, that the Parties will use, and will cause each of their respective Affiliates to use, reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemption. Seller or a Seller Affiliate will timely file all necessary tax returns with respect to the Transfer Taxes, provided that Purchaser will file any tax returns with respect to the Transfer Taxes that Purchaser is required to file under Applicable Law. Each Party will afford the other Party a reasonable opportunity to review and comment upon tax information required to be included in such tax returns prior to filing and will incorporate any reasonable good faith comments of the other Party into such tax returns.
(b)    Purchaser and Seller shall provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.
ARTICLE XI
Additional Agreements
SECTION 11.01.    Publicity. No public release or announcement concerning the transactions contemplated hereby or by any Ancillary Agreement will be issued by any Party without the prior consent of the other Party, except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees that are consistent with the Parties’ prior public disclosures regarding the transactions contemplated hereby or by any Ancillary Agreement.
SECTION 11.02.    Support Services. Purchaser acknowledges that as of the Closing, neither Seller nor any of the Seller Affiliates will have any obligation to provide any support or other services to Purchaser relating to the Business other than those services expressly required to be provided pursuant to the Pharmacy Operating Agreement, the Clinic Operating Agreement and the Transition Services Agreement, which agreements will be entered into by Seller and Purchaser as of the Closing.
SECTION 11.03.    Post-Closing Information. Following the Closing, upon reasonable written notice to Purchaser, Purchaser will afford or cause to be afforded to Seller and the Seller Affiliates and their employees, counsel, auditors and representatives reasonable access during normal business hours and upon reasonable prior notice (at Seller’s own cost) to the personnel, properties, books, Contracts, commitments and records relating to the Business for any reasonable and legitimate business purpose, including in respect of litigation, insurance matters, financial reporting and accounting of Seller and the Seller Affiliates; provided, however, that such access does not unreasonably disrupt the normal operations of Purchaser or any of its Affiliates or the Business. Nothing contained in this Section 11.03 obligates Purchaser or any of its Affiliates to (i) violate any Applicable Law, (ii) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise or (iii) jeopardize the protection of any attorney-client or attorney work product privilege. Seller shall assume all liabilities arising out of or related to the use, disclosure, access, maintenance, transmission, or handling of any information disclosed to Seller or any of the Seller Affiliates pursuant to this Section 11.03.

SECTION 11.04.    Books and Records. Purchaser will retain the books and records of the Business existing as of the Closing for no less than six years after the Closing or, if longer, in accordance with Purchaser’s record retention policies; provided, that Medicare and Medicaid records will be maintained for no less than 10 years plus the relevant plan year. Subject to Section 5.05(d), Purchaser recognizes that certain books and records may contain information relating to subsidiaries, divisions or businesses of Seller and the Seller Affiliates other than the Business and agrees that Seller and the Seller Affiliates may retain copies thereof.
SECTION 11.05.    Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and the Seller Affiliates with the provisions of any so-called “bulk transfer laws” of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser in connection with the Acquisition and Seller shall indemnify the Purchaser Indemnitees from and against any Losses with respect to the failure to comply therewith.
SECTION 11.06.    Refunds and Remittances. After the Closing, if Seller or any of the Seller Affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly will remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04. After the Closing, if Purchaser or any of its Affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of the Seller Affiliates in accordance with the terms of this Agreement, Purchaser promptly will remit, or cause to be remitted, such amount to Seller at the address set forth in Section 12.04. After the Closing, if Purchaser or any of its Affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly will remit, or cause to be remitted, such amount to Seller at the address set forth in Section 12.04. After the Closing, if Seller or any of the Seller Affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly will remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04.
ARTICLE XII
Miscellaneous
SECTION 12.01.    Assignment. Neither this Agreement nor any of the rights and obligations of the Parties hereunder may be assigned or transferred by any of the Parties (including by operation of law in connection with a merger or consolidation of Purchaser, Seller or any Seller Affiliate) without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld, delayed or conditioned), except that (a) Purchaser may assign any rights and obligations hereunder to any of its Affiliates, any entity to which it or any of its Affiliates provides management services in connection with the operation of a retail healthcare clinic, or any purchaser of substantially all of the assets of Purchaser, including the Transferred

Assets without the prior written consent of Seller and (b) Seller may assign any rights and obligations hereunder to any of its Affiliates without the prior written consent of Purchaser. Notwithstanding the foregoing, each of Seller and Purchaser will remain liable for all of their respective obligations under this Agreement. Subject to the first sentence of this Section 12.01, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 12.01 will be void.
SECTION 12.02.    No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied gives or will be construed to give to any person, other than the Parties and such successors and assigns, any legal or equitable rights, benefits or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 12.03.    Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties is responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party. Purchaser will pay all costs associated with the application for issuance of Permits (as described in Section 5.04) and for the transfer of Transferred Permits.
SECTION 12.04.    Notices. All notices, requests, permissions, waivers and other communications hereunder must be in writing and will be deemed to have been given only (a) three business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by electronic email transmission (including via .pdf files), provided that confirmation of the email transmission is received from the recipient (that is not automatically generated), (c) when delivered, if delivered personally to the intended recipient, or (d) one business day following sending by overnight delivery via a national courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:
(i)    if to Seller,
Target Corporation
1000 Nicollet Mall
Minneapolis, MN 55403
Attention: John Mulligan
with a copy (which will not constitute notice) to:
Target Corporation
1000 Nicollet Mall
Minneapolis, MN 55403
Attention: Timothy R. Baer

with a further copy (which will not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Michael A. Stanchfield
Kate Sherburne

(ii)    if to Purchaser,

CVS Pharmacy, Inc.
One CVS Drive
Woonsocket, Rhode Island 02895
Attention: General Counsel
with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Steven Scheinfeld
Steven Steinman

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 12.04.
SECTION 12.05.    Headings; Certain Definitions; Interpretation; Separate Counsel.
(a)    The descriptive headings of the Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and do not affect in any way the meaning or interpretation of this Agreement. Unless context otherwise requires, all references herein to “Articles”, “Sections” “Disclosure Schedules” or “Exhibits” are deemed to be references to Articles or Sections hereof or Disclosure Schedules or Exhibits hereto unless otherwise indicated. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
(b)    For all purposes hereof:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller or any Seller Affiliate with respect to the Business and (b) any claim, remedy or other right related to the foregoing.
“Affiliate” of any party means any person or entity controlling, controlled by or under common control with such party. For this purpose, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract, or otherwise.
“business day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in Minneapolis, Minnesota.
“Business Material Adverse Effect” means (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Business taken as a whole; or (b) any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (an “Event”) that prevents or materially delays, or would be reasonably expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the performance by Seller or the Seller Affiliates of any of their material obligations under this Agreement and the Ancillary Agreements; subject in the case of clauses (a) and (b) to the following sentence. For purposes of this Agreement, “Business Material Adverse Effect” does not include any Event to the extent relating to (i) changes in Applicable Law or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism or any natural or man-made disaster, (iii) changes in the United States or foreign economies, financial markets or geopolitical conditions in general, (iv) changes in industries relating to the Business in general and not specifically relating to the Business, (v) the announcement by Seller of its intention to sell the Business, and (vi) the execution of this Agreement, the performance of any obligations under this Agreement or any of the Ancillary Agreements, and the announcement of the transactions contemplated hereby or thereby (including the identity of Purchaser) in accordance with the terms hereof, except with respect to clauses (i) through and (iv), to the extent (and only to the extent) that the Business is materially disproportionately impacted by such events in comparison to other pharmacies or medical clinics, as applicable, in the industry in which they operate.
“Business Space” means the Real Property that is dedicated exclusively to the operation of the Business.
“Closing Inventory” means the value of the Transferred Inventory as of 11:59 p.m. on the day immediately preceding the Closing Date, calculated in accordance with the principles set forth in Section 2.03 of the Seller Disclosure Schedule.
“CMS” means the Centers for Medicare and Medicaid Services and any successor Governmental Entity exercising similar authority.
“$” means United States dollars.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse within the first degree, and (d) any other natural person who resides with such individual.
“Health Care Law” means any Applicable Law relating to healthcare regulatory matters, including: (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Exclusion Statutes” (and include the Federal Anti-Kickback Statute); (b) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (c) 31 U.S.C. §§ 3729-3732, which is commonly referred to as the “Federal False Claims Act”; (d) 42 U.S.C. §§ 1320d through 1320d-7 and 45 C.F.R. §§ 160, 162, 164, and 170 which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; (e) 18 U.S.C. § 666, which is commonly referred to as the “Federal Bribery Statute;” (f) 18 U.S.C. § 1347, which is commonly referred to as the “Health Care Fraud Statute;” (g) 21 U.S.C. § 801 et seq., which is commonly referred to as the “Controlled Substances Act;” and (h) any similar federal, state or local statutes or regulations, in each case of clauses (a) through (f), applicable to the Business.
“Indebtedness” means (a) all indebtedness for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness and obligations evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, or deeds of trust, (c) guarantees or similar contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person, (d) any interest on the foregoing and (e) any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of the foregoing.
“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) inventions and discoveries, whether patentable or not, in any jurisdiction, patents (including all reissues, divisions, continuations and extensions thereof), applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (c) trade secrets, (d) writings and other works, whether copyrightable or not, in any jurisdiction, (e) database rights, design rights, and privacy rights, and (f) any similar intellectual property or proprietary rights.

“knowledge of Seller” or any other similar knowledge qualification means the actual knowledge of the following individuals, after reasonable inquiry and investigation: Aaron Alt, José Barra, Christina Hennington, John Holcomb, Debbie Marshall, John Mulligan, and Kathryn Tesija.
“Liabilities” means obligations and liabilities of any nature, whether known or unknown, joint or several, express or implied, primary or secondary, direct or indirect, liquidated, absolute, disputed, secured, vested, accrued, contingent, executory, determined, determinable or otherwise and whether due or to become due.
“Medicaid” means the state governmental healthcare program pursuant to which healthcare providers are paid or reimbursed for care given or goods afforded to indigent individuals and administered pursuant to a plan approved by CMS under Title XIX of the Social Security Act, as amended (the “Social Security Act”).
“Medicare” means the federal governmental healthcare program established under Title XVIII of the Social Security Act and administered by CMS.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, investigation, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Related Person” means, (a) with respect to an entity, (i) any Affiliate; (ii) each person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified person (or in a similar capacity); and (iii) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity); or (b) with respect to an individual, (i) each other member of such individual’s Family; (ii) any person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).
“Seller Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other plan, agreement, arrangement or policy relating to equity compensation, deferred compensation, incentive compensation, severance, fringe benefits or other employee compensation or benefits, in each case, maintained or contributed to or required to be maintained or contributed to by Seller or any of the Seller Affiliates for the benefit of any Business Employees.
“subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.
(c)    For all purposes hereof, the terms “include,” “includes,” and “including” are deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The phrase “date hereof” or “date of this Agreement” refers to June 12, 2015. The words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Any agreement, instrument, or Applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented and includes any successor legislation thereto and any regulations promulgated thereunder. References to a person are also to its permitted successors and assigns.
(d)    The Parties have had the opportunity to consult with their own legal counsel and other advisors and are entering into this Agreement voluntarily and with a full understanding of the meaning and legal effects of each provision contained in this Agreement. The Parties and their respective legal counsel, if applicable, have been jointly involved in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event of any dispute regarding the interpretation of any provision of this Agreement, the Parties agree that this Agreement and the provisions hereof shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 12.06.    Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile, or by electronic image scan, receipt acknowledged, to the other Party.
SECTION 12.07.    Integrated Contract. This Agreement, including the Seller Disclosure Schedule (and the Introduction thereto), the Purchaser Disclosure Schedule (and the Introduction thereto) and the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.13 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any term used in the Seller Disclosure Schedule, the Purchaser Disclosure Schedule or any Schedule or Exhibit hereto but not otherwise defined therein is defined as set forth in this Agreement. There are no restrictions, promises, representations, warranties, agreements or undertakings of either Party with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Seller Disclosure Schedule (and the Introduction thereto), the Purchaser Disclosure Schedule (and the Introduction thereto) and the Schedules and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules, exhibits and annexes thereto), on the other hand, the provisions of this Agreement will control.
SECTION 12.08.    Severability; Enforcement. The invalidity, illegality or unenforceability of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Applicable Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any Proceeding brought to enforce such restriction.
SECTION 12.09.    Governing Law. This Agreement and disputes relating hereto (whether for breach of Contract, tortious conduct or otherwise) will be governed and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.
SECTION 12.10.    Jurisdiction. Each Party irrevocably agrees that any Proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of Contract, tortious conduct or otherwise) will be brought exclusively in the Delaware Court of Chancery, or, if such court does not have subject matter jurisdiction, a court of the State of Delaware located in Wilmington, Delaware or the United States District Court for the District of Delaware, and irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of Contract, tortious conduct or otherwise) in (i) any court of the State of Delaware located in Wilmington, Delaware or (ii) the United States District Court for the District of Delaware and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. This Section 12.10 will not apply to any dispute under Section 2.04 that is required to be decided by the Independent Expert.
SECTION 12.11.    Service of Process. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.04 will be effective service of process for any Proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to Section 12.10.
SECTION 12.12.    Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement or Ancillary Agreements is likely to involve complicated and difficult issues and each Party hereby irrevocably and unconditionally waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of Contract, tortious conduct or otherwise). Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (b) certifies that such Party has considered the implications of this waiver and (c) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.
SECTION 12.13.    Amendments. This Agreement may be amended, modified, supplemented, superseded or canceled and any of the provisions hereof may be waived only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except where a specific time period is specified, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
SECTION 12.14.    Specific Enforcement. Notwithstanding Section 9.04(d), the Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in any court of the State of Delaware located in Wilmington, Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
SECTION 12.15.    Parent Guarantee. CVS Health Corporation (“Parent”) hereby guarantees the full payment, when required, of Purchaser’s financial obligations under this Agreement. This is a guarantee of payment, and not collection, and Seller and, where applicable, each other Seller Indemnitee may institute a Proceeding or bring a claim directly against Parent without instituting any Proceeding or bringing a claim against Purchaser. Notwithstanding the foregoing, but without limiting rights of the parties under Section 12.14, in no event shall Parent’s Liability to Seller or any other person pursuant to this Section 12.15 exceed Purchaser’s Liability with respect to such matter under this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, Seller, Purchaser and Parent have duly executed this Agreement as of the date first written above.

TARGET CORPORATION, as Seller,

by
/s/ John J. Mulligan
Name: John J. Mulligan
Title: Executive Vice President, Chief Financial Officer, and Chief Accounting Officer

CVS PHARMACY, INC., as Purchaser,

by
/s/ David M. Denton
Name: David M. Denton
Title: EVP & CFO

Solely for purposes of Section 12.15 of the Agreement:
CVS HEALTH CORPORATION, as Parent,

by
/s/ David M. Denton
Name: David M. Denton
Title: EVP & CFO